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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Zale Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZALE CORPORATION
901 West Walnut Hill Lane
Irving, Texas 75038-1003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 7, 2009

        Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Zale Corporation, a Delaware corporation (the "Company"), will be held on Monday, December 7, 2009, at 9:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, for the following purposes:

  1.
  To elect eight directors for terms that will expire at the 2010 Annual Meeting of Stockholders;

  2.
  To approve an advisory proposal on the Company's executive pay-for-performance policies and procedures;

  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on November 2, 2009, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such stockholders will be maintained at the Company's headquarters during the 10 day period prior to the date of the Annual Meeting and will be available for inspection during ordinary business hours by stockholders for any purpose germane to the Annual Meeting.

        We hope you will be represented at the Annual Meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible or by following the alternative voting procedures described on the proxy card, whether or not you expect to be present in person. Your vote is important and the Board of Directors appreciates the cooperation of stockholders in directing proxies to vote at the Annual Meeting.

        Important Notice regarding the Accessibility of Proxy Materials for the Annual Meeting to be held on December 7, 2009. This Proxy Statement and 2009 Annual Report are available at www.zalecorp.com under "Shareholder Information—Annual Reports."

By Order of the Board of Directors,
Hilary Molay Senior Vice President, General Counsel and Secretary

Irving, Texas
November 3, 2009

ZALE CORPORATION
901 West Walnut Hill Lane
Irving, Texas 75038-1003
(972) 580-4000

PROXY STATEMENT
November 3, 2009

General Information

        This Proxy Statement is being furnished by the Board of Directors (the "Board of Directors") of Zale Corporation, a Delaware corporation (the "Company"), to the holders of shares of the common stock of the Company, par value $.01 per share ("Common Stock"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, at 9:00 a.m., Eastern time, on Monday, December 7, 2009, and at any adjournments or postponements thereof.

        A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy, by submitting a later dated proxy by internet or telephone, by delivering written notice of the revocation of the proxy to the Secretary of the Company, or by attending and voting at the Annual Meeting.

        Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by a duly submitted proxy will be voted in accordance with the stockholder's directions. If no directions are specified in a duly submitted proxy, the shares will be voted FOR the election of the director nominees recommended by the Board of Directors, FOR the approval of the advisory proposal on the Company's executive pay-for-performance policies and procedures and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm. Shares represented by a duly submitted proxy will be voted in accordance with the discretion of the named proxies on any other matters properly brought before the Annual Meeting or any adjournments or postponements thereof.

        The expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies sought hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company, who will not receive additional compensation for doing so, in person, by telephone, electronically or by facsimile transmission. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Common Stock as of the record date for the Annual Meeting and will provide reimbursement for the cost of forwarding proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card, or in following the alternative voting procedures described on the proxy card, will help to avoid additional expense.

        At November 2, 2009, the Company had 31,980,529 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. Only stockholders of record at the close of business on November 2, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

        This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about November 6, 2009.

 VOTING REQUIREMENTS

Record Date and Voting Rights

        In order for the Company to conduct the Annual Meeting, a majority of the outstanding shares of Common Stock as of November 2, 2009, must be represented in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. A "broker non-vote" occurs when a brokerage firm returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares.

        Stockholders of record may vote by:

  •
  Attending the Annual Meeting and casting a ballot;

  •
  Logging onto the internet and following the instructions on their proxy card;

  •
  Calling 1-800-690-6903 and following the instructions for voting; or

  •
  Completing and mailing the enclosed proxy card.

Instructions for voting are included on the enclosed proxy card.

Required Vote

        With regard to Proposal No. 1, the election of directors, votes may be cast for or votes may be withheld from each nominee. In order to elect directors, a majority of the votes is not required; instead, the nominees will be elected by a plurality of the votes cast, which means that the nominees receiving the most votes will be elected. Therefore, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may not be specified with respect to the election of directors and, under applicable Delaware law, broker non-votes will not be counted and will have no effect on the outcome of the election of directors.

        With regard to Proposal No. 2, the advisory proposal on the Company's executive pay-for-performance policies and procedures, and Proposal No. 3, the ratification of the Company's independent registered public accounting firm, votes may be cast for or against each matter, or stockholders may abstain from voting on one or more matters. Each proposal will be approved if the number of votes cast for approval of the particular proposal exceeds the number of votes cast against approval of the particular proposal. Abstentions and broker non-votes will be excluded from the tabulation of votes cast on these proposals and, therefore, will not affect the outcome of the vote on these proposals.

 OUTSTANDING VOTING SECURITIES OF THE COMPANY
AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth information regarding beneficial ownership of Common Stock by (1) persons believed to beneficially own five percent (5%) or more of the outstanding shares of Common Stock, (2) each of the Company's directors, (3) each of the Company's executive officers named in the Summary Compensation Table below, and (4) the Company's directors and executive officers as a group. Except as noted below, the Company believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table. Reflects ownership as of November 2, 2009 unless otherwise indicated in the footnotes below.

Name of Beneficial Owner	Shares of Common Stock(1)		Shares That May be Acquired Within 60 Days(2)	Percent of Class

Five Percent Stockholders:

Breeden Capital Management, LLC 100 Northfield Street Greenwich, CT 06830	9,070,839	(3)	—	28.4%

Franklin Resources Inc. One Parker Plaza Ninth Floor Fort Lee, NJ 07024	5,292,500	(4)(5)	—	16.5%

FMR, LLC 82 Devonshire Street Boston, MA 02109	3,982,879	(6)	—	12.4%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,997,229	(4)(7)	—	9.4%

Barclays Global Investors. 400 Howard Street San Francisco, CA 94105	1,684,067	(4)(8)	—	5.3%

Directors and Named Executive Officers:

J. Glen Adams	30,644		38,452	*

Yuval Braverman	2,650		5,297	*

Richard C. Breeden	9,071,879	(9)	5,672	28.4%

James M. Cotter	1,040		5,672	*

Neal L. Goldberg	118,959		283,333	1.3%

John B. Lowe, Jr.	29,800		23,452	*

Thomas C. Shull	22,500		18,452	*

Charles M. Sonsteby	9,000		9,652	*

David M. Szymanski	4,500		23,452	*

Theo Killion	15,500		45,500	*

Matthew W. Appel	—		—	*

Gil Hollander	53,749		119,024	*

William Acevedo	—		16,500	*

Rodney Carter(10)	—		—

Cynthia T. Gordon(10)	1,302		—	*

Steve Larkin(10)	—		—

Directors and Executive Officers As a Group (13 persons):	9,360,221		594,458	31.1%

*
Represents less than one percent (1%)

(1)
Does not reflect any unvested restricted stock units or any deferred stock units.

(2)
Includes shares that may be acquired upon the vesting of restricted stock units and stock options. Messrs. Breeden and Cotter disclaim beneficial ownership of such shares. Under the governing documents of Breeden Partners and related investment funds, compensation received by Messrs. Breeden and Cotter for service as directors of the Company is turned over to the investment funds. Messrs. Breeden and Cotter have no interest in such compensation other than to the extent of their pro rata ownership interest in the investment funds. Does not reflect any deferred stock units. Messrs. Adams, Breeden, Cotter, Shull and Sonsteby each hold 5,000 deferred stock units.

(3)
Based on information included in a Schedule 13D/A filed with the SEC on November 28, 2008 by Breeden Capital Management LLC ("BCM"), certain entities affiliated with BCM, including Breeden Capital Partners LLC, Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd. and Breeden Partners (Cayman) Ltd., and Richard C. Breeden, the managing member of BCM. BCM has shared voting and shared disposition power with respect to all such shares.

(4)
Based on information contained in filings made by such stockholders with the Securities and Exchange Commission ("SEC") on Schedule 13G, as adjusted to reflect information reported in each such stockholder's most recent Schedule 13F filing, if applicable. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these stockholders.

(5)
Franklin Resources, Inc. reported that it had sole voting power with respect to 5,203,900 shares and no voting power with respect to 89,000 shares.

(6)
Based on information contained in the Schedule 13G filed by FMR, LLC on August 10, 2009. FMR, LLC reported that it had sole voting power with respect to 1,466,705 shares and sole dispositive power with respect to all 3,982,879 shares.

(7)
Dimensional Fund Advisors reported that it had sole voting power with respect to 2,922,429 shares and no voting power with respect to 74,800 shares.

(8)
Barclays Global Investors reported that it had sole voting power with respect to 1,200,785 shares and no voting power with respect to 483,282 shares.

(9)
Richard C. Breeden is the managing member of Breeden Capital Partners LLC, managing member and Chairman and Chief Executive Officer of BCM and the Key Principal of Breeden Partners (Cayman) Ltd., and, as such, may be deemed to be the indirect beneficial owner of the shares of Common Stock owned by Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd. and Breeden Partners (Cayman) Ltd.; however, he disclaims beneficial ownership of such shares other than to the extent of his pro rata ownership interest in the investment funds.

(10)
Each of Messrs. Carter and Larkin and Ms. Gordon are former executive officers of the Company.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Under the Company's Certificate of Incorporation and Bylaws, directors are elected annually by stockholders. The Certificate of Incorporation provides for a Board of Directors consisting of not less than seven directors and not more than nine directors, with the precise number to be set by the Board of Directors from time to time. Currently, the Board of Directors has set the number of directors at nine. Mr. J. Glen Adams will not be seeking re-election as a member of the Board of Directors. The number of directors will be set at eight as of the Annual Meeting.

        Action will be taken at the Annual Meeting for the election of eight directors, each of whom will serve until the 2010 Annual Meeting of Stockholders and until his successor is elected and qualified. Proxies may not be voted for more than eight directors.

        The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as a director. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the proxy cards may be voted for such substitute nominee or nominees as the Board of Directors may designate.

        Information concerning each of the eight nominees standing for election to the Board of Directors pursuant to Proposal No. 1 is set forth below. All ages are as of August 1, 2009.

        The Board of Directors recommends that stockholders vote "FOR" the election of each of the director nominees listed below.

Yuval Braverman, Age 53.

        Mr. Braverman has served as a director of the Company since June 19, 2008. Since 1981 Mr. Braverman has been the president of J & J Zaidman Inc., a wholesaler of diamonds and other precious stones.

Richard C. Breeden, Age 59.

        Mr. Breeden has served as a director of the Company since January 17, 2008. Mr. Breeden is the Chairman and Chief Executive Officer of Breeden Capital Management, LLC, the manager of a series of affiliated investment funds. Since 1996 he has also been Chairman of Richard C. Breeden & Co., LLC a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. Mr. Breeden currently serves as the non-executive Chairman of the Board of H&R Block, Inc., and also as a director of Steris Corporation. Mr. Breeden served as Chairman of the United States Securities & Exchange Commission from 1989-1993.

James M. Cotter, Age 67.

        Mr. Cotter has served as a director of the Company since January 17, 2008. Mr. Cotter is a founding partner of Breeden Capital Management, LLC and is a Senior Managing Director of Richard C. Breeden & Co. Prior to joining Richard C. Breeden & Co. in 2005, Mr. Cotter was a senior partner and Vice Chairman of the law firm Simpson Thacher & Bartlett LLP. Mr. Cotter joined Simpson Thacher in 1971 and became a partner in 1975.

Neal Goldberg, Age 50.

        Mr. Goldberg has served as a director of the Company and as Chief Executive Officer of the Company since December 20, 2007. Mr. Goldberg also served as President of the Company from December 20, 2007 to August 4, 2008. From January 2004 until December 2007, Mr. Goldberg was the President of The Children's Place Retail Stores, Inc., a leading specialty retailer of children's merchandise marketed under

"The Children's Place" and "Disney Store" brands. From April 10, 2005 until December 8, 2006, he also was an Executive Vice President of Hoop Holdings, LLC, a subsidiary of The Children's Place Retail Stores, Inc., which in March 2008, subsequent to Mr. Goldberg's affiliation with the entity, filed a bankruptcy petition. From September 2001 to October 2003 he was the President of The Gap Inc.'s Outlet Division, a distributor of clothing.

John B. Lowe, Jr., Age 70.

        Mr. Lowe became Chairman of the Board of Directors on August 29, 2007, and has served as a director of the Company since March 5, 2004. Mr. Lowe served as Chairman and Chief Executive Officer of TDIndustries, a national mechanical/electrical/plumbing construction and facility service company from 1980 until January 1, 2005. He continues to serve as Chairman of TDIndustries. Mr. Lowe serves on the Board of Trustees for the Dallas Independent School District. He is a director of Drew Industries Incorporated.

Thomas C. Shull, Age 57.

        Mr. Shull has served as a director of the Company since August 26, 2004. Mr. Shull has served as Chief Executive Officer of Meridian Ventures, LLC, a venture management and turnaround firm, since its inception in December 1990. Mr. Shull served as Chairman of the Board of Directors of Wise Foods, Inc. from March 2005 through February 2008. He served as President and Chief Executive Officer of Wise Foods, Inc. from September 2004 to December 2006. Mr. Shull served as President and Chief Executive Officer and as a director of Hanover Direct, Inc., a retailer of branded merchandise through catalogs and e-commerce, from December 2000 through May 2004, where from January 2002 through May 2004, Mr. Shull also served as Chairman of the Board of Directors. From August 1997 to May 1998, he served as President of Barneys New York, a leading luxury retailer, and from May 1998 to May 1999 he served as President and Chief Executive Officer of Barneys New York.

Charles M. Sonsteby, Age 55.

        Mr. Sonsteby has served as a director of the Company since November 15, 2006. Mr. Sonsteby is currently the Executive Vice President and Chief Financial Officer of Brinker International, a multi-billion dollar restaurant company. Mr. Sonsteby joined Brinker International in 1990 and served in various capacities until his promotion to Senior Vice President of Finance in 1997, a position he held until 2001, when he was elected to his current position. Earlier in his career, Mr. Sonsteby worked in the accounting and finance departments of WNS, Inc., Kwik Kopy Corp., Lifemark Corp., and Jerrico, Inc.

David M. Szymanski, Age 52.

        Dr. Szymanski has served as a director of the Company since January 15, 2004. Dr. Szymanski is a member of the marketing department faculty of Texas A&M University where he served as the Director of the Center for Retailing Studies from July 2000 through April 2006. Dr. Szymanski has held senior positions at the University since 1987. Dr. Szymanski is presently a director of OfficeMax, Inc.

Other Information

        No family relationships exist between any of our executive officers or directors.

 CORPORATE GOVERNANCE

        The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. The Company is in compliance with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange ("NYSE"). The Company will continue to review and modify its policies and procedures to ensure compliance with developing standards in the corporate governance area. The Company's Corporate Governance Guidelines, Board of Directors Committee Charters and Code of Business Conduct and Ethics are available on the Company's corporate web site at www.zalecorp.com under the heading "Corporate and Social Responsibility." Any stockholder may request a printed copy of such documents by contacting Investor Relations at the following address: Zale Corporation, Investor Relations, 901 West Walnut Hill Lane, Irving, Texas, 75038-1003.

        Set forth below is information regarding the composition and independence of the Board of Directors, the meetings of the Board of Directors during the fiscal year ended July 31, 2009 ("Fiscal Year 2009"), a description of the standing committees of the Board of Directors and additional highlights of the Company's corporate governance policies and procedures.

Independence of Board of Directors

        The NYSE listing standards require listed companies to have a board of directors with at least a majority of independent directors. The Company has, and has had for many years, a majority of independent directors. Under the Company's Nominating and Corporate Governance Committee Charter, no nominees for initial election to the Board of Directors may be non-independent, other than the Chief Executive Officer and one additional executive officer.

        No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. In making the independence determination, the Board of Directors reviews and considers all commercial, consulting, legal, accounting, charitable or other business relationships that a director or his or her immediate family members may have with the Company. In addition, consistent with the rules of the NYSE, the Nominating and Corporate Governance Committee Charter, which is available on the Company's corporate website as described above, provides that:

  •
  A director who is an employee or whose immediate family member is an executive officer of the Company is not independent until three years after the end of such employment relationship.

  •
  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not independent until three years after the end of such service or the employment relationship.

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of

    $1 million or 2 percent (2%) of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold.

In addition, in order to be independent for purposes of service on the Audit Committee, a director cannot receive any compensation from the Company (other than in his capacity as a director) and cannot be an "affiliate."

        The Board of Directors has affirmatively determined that Messrs. Braverman, Lowe, Shull, Sonsteby, and Szymanski meet the categorical standards described above, have no material relationships with the Company and are independent under the Board of Directors' independence standards. The Board of Directors similarly has concluded that Messrs. Breeden and Cotter are independent for all purposes other than for service on the Audit Committee. Mr. Goldberg is not independent due to his present employment as an executive officer of the Company.

Committees and Meetings of the Board of Directors

        Meetings of the Board of Directors.    During Fiscal Year 2009, the Board of Directors met 14 times. No incumbent director attended fewer than 75 percent of the total number of meetings held by the Board of Directors and committees on which such director served during that period.

        Board Committees.    The standing committees of the Board of Directors are the Audit, Compensation, and Nominating and Corporate Governance Committees. The principal functions and the names of the directors currently serving as members of the Audit, Compensation, and Nominating and Corporate Governance Committees are set forth below. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under the rules of the NYSE with respect to such committees.

        Audit Committee.    The Audit Committee assists the Company's Board of Directors in fulfilling its oversight responsibilities with respect to the Company's financial matters. Under its charter, which is available on the Company's website at www.zalecorp.com under the heading "Corporate and Social Responsibility," the Audit Committee's principal responsibilities include:

  •
  reviewing the financial reports and other financial information provided by the Company to any governmental or other regulatory body and monitoring any public distribution or other uses thereof;

  •
  reviewing the annual independent audit of the Company's financial statements;

  •
  reviewing the Company's systems of internal accounting and financial controls; and

  •
  reviewing and monitoring the internal audit process and internal audit results.

        The Audit Committee also reviews the Company's quarterly financial statements, is responsible for the selection, evaluation, retention and, if applicable, replacement from time to time of the Company's independent auditors, and establishes and maintains procedures for the receipt and treatment of accounting or auditing complaints or concerns, including providing for confidential reporting of such concerns by employees of the Company. The Audit Committee met 12 times during Fiscal Year 2009. J. Glen Adams, John B. Lowe, Jr. and Charles M. Sonsteby are the current members of the Audit Committee. Mr. Sonsteby is its Chairman. The Board of Directors has determined that Charles M. Sonsteby qualifies as an "audit committee financial expert" under SEC regulations and that each member of the Audit Committee is financially literate under NYSE rules. Since Mr. Adams will not be seeking re-election as a director, the Board of Directors will appoint an additional member to the Audit Committee following the Annual Meeting.

        Compensation Committee.    The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive compensation and administration of compensation plans. The Compensation Committee operates under a written charter, a copy of which is available on the Company's web site at www.zalecorp.com under the heading "Corporate and Social Responsibility." Under the Compensation Committee's written charter, the Committee's principal responsibilities include:

  •
  monitoring compensation practices at other companies generally and in the retail industry in particular;

  •
  establishing corporate goals and objectives with respect to compensation; and

  •
  overseeing the Company's compensation-setting practices.

        The Compensation Committee establishes the compensation of the Company's Chief Executive Officer, reviews and approves the compensation of all other officers, periodically reviews the status of director compensation, reviews and approves the adoption of equity-based and other incentive compensation plans, oversees, in consultation with appropriate Company officers, regulatory compliance with respect to compensation matters, and reviews and approves employment agreements with Company executive officers. In addition, the Compensation Committee administers the Company's stock incentive plans and its other incentive-based compensation plans. The Compensation Committee met eight times during Fiscal Year 2009. Yuval Braverman, James M. Cotter, Thomas C. Shull, Charles M. Sonsteby and David M. Szymanski are the current members of the Compensation Committee. Mr. Cotter and Dr. Szymanski are its Co-Chairmen.

        For a discussion of the Company's processes and procedures for the consideration of executive compensation, including the role of management and the Compensation Committee, and the use of compensation consultants, see "Compensation Discussion and Analysis" later in this Proxy Statement.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board of Directors in developing corporate governance guidelines and in identifying qualified independent directors. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on the Company's web site at www.zalecorp.com under the heading "Corporate and Social Responsibility." Under the charter, the Committee's principal responsibilities include:

  •
  identifying individuals qualified to become members of the Board of Directors and recommending candidates for election or reelection as directors;

  •
  monitoring and recommending corporate governance and other board practices; and

  •
  overseeing performance reviews of the Board of Directors, its committees and the individual members of the Board of Directors.

        The Nominating and Corporate Governance Committee met one time during Fiscal Year 2009. J. Glen Adams, Richard C. Breeden, Thomas C. Shull and David M. Szymanski are the current members of the Nominating and Corporate Governance Committee. Messrs. Adams and Breeden are its Co-Chairmen.

        Nominating Procedures.    With respect to the Nominating and Corporate Governance Committee's evaluation of director nominee candidates, the Committee considers the guidelines set forth in the Committee's charter. The guidelines provide that:

  •
  All candidates must be independent at the time of their initial election, other than the Company's Chief Executive Officer and up to one (1) additional executive officer;

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  A majority of the directors should be active or retired senior executives (or the equivalent) of significant companies, educational institutions, governmental agencies, service providers or non-profit organizations. Directors may not be directors, consultants or employees of or to any direct competitor of the Company without prior approval of the Board of Directors;

  •
  The Committee shall consider candidates' other obligations and time commitments and their ability to attend meetings in person; and

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  Interlocking directorships (a senior executive officer of the Company serves on the board of directors of or as a trustee of a company or institution that employs one or more of the Company's directors) will not be allowed.

        In assessing whether to re-nominate an incumbent director, the Nominating and Corporate Governance Committee will consider the level of the director's holdings of Common Stock. Generally, subject to unusual personal circumstances, a director should hold not less than $200,000 of Common Stock within five years following his or her election and shall maintain not less than such level of stock ownership while serving as a director of the Company. Additionally, other than for the purpose of paying taxes on equity interests that vest under the Company's benefit plans, directors should not dispose of any shares of Common Stock until the foregoing stock ownership level is achieved.

        Beyond these guidelines, the Nominating and Corporate Governance Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Nominating and Corporate Governance Committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider. Some of these factors include the candidates':

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  Career experience, particularly experience that is germane to our business, such as retail, legal, human resources, finance, marketing, and regulatory experience;

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  Status as, or ability to qualify as, an "audit committee financial expert" (as defined by the SEC);

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  Status as, or ability to qualify as, "financially literate" under NYSE rules;

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  Experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

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  Contribution to diversity of the Board of Directors;

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  Integrity and reputation;

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  Ability to work collegially with others;

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  Academic credentials; and

  •
  Current membership on the Company's Board of Directors—our Board values continuity (but not entrenchment).

        The Nominating and Corporate Governance Committee does not assign a particular weight to any individual factor. Similarly, the Nominating and Corporate Governance Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing board members, will provide stockholders with a diverse and experienced Board of Directors.

        With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has not developed a formalized process. Instead, its members and the Company's senior management generally recommend candidates of whom they are personally aware or whom they know by reputation. The Company historically has not utilized a recruiting firm to assist in the process, but could do so in the future.

        The Nominating and Corporate Governance Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

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  A resume for the candidate detailing the candidate's work experience and academic credentials;

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  Written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company's Code of Business Conduct and Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, "independent" as that term is defined in the Committee's charter, and (5) has no plans to change or influence the control of the Company;

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  The name of the recommending stockholder as it appears in the Company's books, the number of shares of Common Stock owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

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  Personal and professional references for the candidate, including contact information; and

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  Any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        This information should be sent to the Nominating and Corporate Governance Committee, c/o Hilary Molay, Secretary, 901 West Walnut Hill Lane, Irving, Texas 75038-1003, who will forward it to the Chairperson of the Committee. The Committee does not necessarily issue a written or telephonic reply to recommendations.

        In addition to the procedures described above for recommending prospective nominees for consideration by the Nominating and Corporate Governance Committee for inclusion in the group of nominees on the Board of Directors' proxy card, stockholders may directly nominate directors for consideration by stockholders at any annual meeting of stockholders. See "Stockholder Nomination of Director Candidates" later in this Proxy Statement for further information.

        Each of the nominees for election as a director at the Annual Meeting was nominated by the Company's Board of Directors.

Related Party Transactions

        Under the Company's written Corporate Governance Guidelines, the Company does not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This prohibition includes significant business dealings with directors or their affiliates, and consulting contracts with, or other indirect forms of compensation to, a director. In addition, absent a waiver, the Company's written Code of Business Conduct and Ethics prohibits any conduct by a director, officer or employee of the Company that has the potential to create a conflict of interest. Any waiver of these policies with respect to a director or an executive officer may be made only by the Audit Committee, through its Chairman, and must be disclosed in an SEC filing on Form 8-K or, if permitted by applicable securities laws, the Company's web site.

        The Board of Directors does not believe that charitable contributions to organizations with which a director is affiliated raise the same governance issues and concerns as non-charitable transactions so long as such charitable contributions are (1) in an amount not exceeding $25,000 per year, (2) made pursuant to a general corporate giving program established by the Company, approved by the Board and administered by disinterested officers appointed by the Board, or (3) pursuant to non-program contributions the facts of which are disclosed to the Board and approval of which is granted by the Board in accordance with the provisions of the General Corporation Law of the State of Delaware governing "interested director" transactions (currently, Section 144 thereof) as if such contributions were required to be so approved by the terms of the General Corporation Law of the State of Delaware.

        During Fiscal Year 2009, the Company did not engage in any transactions involving a director or executive officer of the Company that would require disclosure under SEC rules and regulations or that required a waiver to the Company's Corporate Governance Guidelines or Code of Business Conduct and Ethics.

Other Corporate Governance Policies

        In addition to corporate governance matters described throughout this Proxy Statement, some other highlights of the Company's corporate governance policies and procedures are set forth below:

        Corporate Governance Guidelines.    The Board of Directors has adopted a set of Corporate Governance Guidelines that address a number of corporate governance matters, including director responsibilities, director qualifications, director compensation and evaluations, director orientation, management evaluation and succession and director access to management.

        The Company's Corporate Governance Guidelines are in compliance with the rules of the NYSE, which require a listed Company to adopt corporate governance guidelines covering certain matters. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines on a regular basis and proposes any necessary additions, which are presented to the Board of Directors for its consideration and approval. The Company's Corporate Governance Guidelines are available on the Company's corporate web site at www.zalecorp.com under the heading "Corporate and Social Responsibility."

        Separate and Independent Chairman.    The Company has a Chairman of the Board of Directors who is separate from its Chief Executive Officer and whom the Board of Directors has determined to be independent.

        Meetings of Non-Management Directors.    The Company's non-management directors meet in executive session without management present at regularly scheduled Board of Directors meetings, with the Chairman of the Board of Directors presiding over such meetings.

        Committee Authority to Retain Independent Advisors.    Each of the Audit, Compensation and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

        Whistleblower Procedures.    The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission of concerns regarding questionable accounting, internal accounting controls or auditing matters.

        Disclosure Committee.    The Company has established a Disclosure Committee composed of members of management to assist the Company in fulfilling its obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing the Company's periodic filings with the SEC.

        No Executive Loans.    The Company does not extend loans to executive officers or directors and has no such loans outstanding.

        Director Attendance at Annual Meeting.    When the Company holds a Board of Directors meeting in conjunction with its Annual Meeting, which is its practice, it expects all directors to attend the Annual

Meeting. All members of the Board of Directors who were then serving as members of the Board of Directors attended last year's Annual Meeting.

        Recoupment.    It is the policy of the Board of Directors that in the event the Board of Directors determines that a current or former executive officer has engaged in negligence or fraudulent or intentional misconduct that has resulted in a significant restatement of the Company's financial results and, had the results been properly calculated, such executive officer would have received less compensation, that the Board of Directors has the authority to seek reimbursement of any portion of any performance-based or incentive compensation paid or awarded to such executive officer, whether cash or equity-based, in all years that is greater than would have been paid or awarded calculated based upon the restated financial results. Without limiting the foregoing, it is the policy of the Board of Directors to seek recoupment in all instances where Section 304 of the Sarbanes-Oxley Act of 2002 requires the Company to seek recoupment. This policy does not limit the Company's entitlement to take other appropriate actions with respect to executive officers, up to and including their termination.

        Communicating with the Board of Directors.    Stockholders and other interested parties who wish to send communications to the Board of Directors, the non-management directors as a group, the Chairman or any other individual director may do so by writing to the Board of Directors and addressing the communication to the attention of Hilary Molay, Secretary, 901 West Walnut Hill Lane, Irving, Texas 75038-1003. With the exception of communications that are primarily commercial in nature, all communications directed to the Board or to specified directors will be relayed to them. The Board of Directors will not necessarily issue a written or telephonic reply to any communication.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

        The Compensation Committee of the Board of Directors oversees the Company's compensation program for its executive officers. As part of this role, the Compensation Committee, acting together with any other independent directors who indicate that they would like to participate, establishes the Chief Executive Officer's compensation and reviews and approves the compensation of the other executive officers. In addition, the Compensation Committee administers the Company's incentive-based compensation plans for executive officers and approves any perquisites available to executive officers. The Compensation Committee acts under a written charter adopted by the Board of Directors that sets forth its responsibilities and the requirements for the Compensation Committee's composition and meetings. A copy of the charter is available on the Company's corporate web site at www.zalecorp.com under the heading "Corporate and Social Responsibility."

        Under the oversight of the Compensation Committee, the Company has developed and implemented a pay-for-performance compensation program designed to reward executive performance and enhance stockholder value. These objectives are achieved primarily by providing a substantial portion of each executive officer's compensation through performance bonuses and equity-based compensation. In addition, the Company's compensation program is designed to:

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  Provide compensation that will attract and retain superior talent and reward Company executives based upon Company and individual performance;

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  Align the executive's financial interests with the success of the Company by placing a substantial portion of pay at risk (i.e., payout that is dependent upon Company and individual performance);

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  Support a performance oriented environment;

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  Foster commonality of interest between executives and stockholders through the use of equity-based incentives and by encouraging executive stock ownership;

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  Provide a strategic balance among short-term and long-term compensation that encourages a balanced perspective on the part of the executive between short-term profit goals and long-term value creation; and

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  Maximize the financial efficiency of the compensation program to the Company from cash flow, tax, accounting and share dilution perspectives.

        When we do not achieve targeted performance levels and/or our stock does not appreciate, total compensation that can be realized by our executives is reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is increased.

Components of the Company's Executive Compensation Program

        Primary Components.    The Company's executive compensation program consists of three primary components consistent with the objectives described above:

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  Base salary;

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  The potential for annual cash incentive compensation in the form of performance bonuses; and

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  Long-term incentive compensation in the form of stock options and other equity-based awards, including time-vesting and performance-based restricted stock units.

        We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in these regards.

        A more detailed discussion of each of these components is set forth below. In general, this discussion includes information relating to the compensation of each officer named in the Summary Compensation Table below (the "named executive officers"), other than Matthew Appel. Mr. Appel joined the Company during the last two months of Fiscal Year 2009 (on May 27, 2009) as an executive officer. Mr. Appel became Executive Vice President and Chief Financial Officer in June 2009. See "Executive Employment Arrangements" below for a discussion of Mr. Appel's employment arrangements.

        Role and Use of Compensation Consultants.    Frederic W. Cook & Co. ("FW Cook") was engaged in Fiscal Year 2009 by the Compensation Committee to provide advice on executive compensation. The Compensation Committee selected and engaged FW Cook. FW Cook does not provide any other services to the Company and works with management only under the direction of the Committee.

        Hay Group Management Limited ("Hay") was engaged in Fiscal Year 2009 by the Company's management to provide data on competitive compensation levels. Management selected Hay based, in part, on the companies available in the Hay database. The Compensation Committee approved Hay's engagement for the purpose of providing competitive data.

        To assist in the establishment of compensation levels, Hay provided compensation data for a peer group of companies that were similar to the Company in terms of industry, complexity, location, and competitiveness vis-à-vis the Company for customers and employees, among other factors. The data for these companies generally was "size-adjusted" using linear regression based on annual revenue in order to provide more meaningful comparisons. For Fiscal Year 2009, the peer group included 22 companies consisting primarily of specialty retailers (including one specialty jewelry retailer) with annual revenues ranging from $500 million to $20 billion. These companies were selected by the Compensation Committee and consist of the following:

Abercrombie & Fitch	Gap	Payless ShoeSource
Aeropostale, Inc.	Helzberg Diamonds	PetSmart
American Eagle Outfitters	J. Crew	Pier 1 Imports
AnnTaylor Stores	J.C. Penney	RadioShack
Bon-Ton Stores	Kohl's	Stage Stores
Chico's	Limited Brands	Tween Brands
Children's Place	Michaels Stores	Williams-Sonoma
New York & Company

        In Fiscal Year 2008 the Compensation Committee used a peer group of 24 companies that included all of the companies listed above, as well as Neiman Marcus Group and Pacific Sunwear. Neiman Marcus Group and Pacific Sunwear were no longer part of the Hay's compensation survey in Fiscal Year 2009 and thus are not part of the peer group this year. The Compensation Committee reviews and approves the composition of the peer group annually to ensure that it continues to include an appropriate representative group of companies.

        Target Level Compensation.    An essential objective of the Compensation Committee is to maintain a competitive executive compensation program that enables the Company to attract and retain executive officers who will achieve the Company's strategic objectives and that aligns the interests of such officers with those of the Company's stockholders through an appropriate pay-for-performance structure. In furtherance of this objective, the Compensation Committee has established an executive compensation program that provides a broad mix of overall direct compensation (salary, annual cash bonus and long-term incentive compensation) for its executive officers.

        The overall philosophy in making compensation decisions for Fiscal Year 2009 was to provide a greater portion of the compensation, relative to the peer group, in the form of performance-based compensation, i.e., to more heavily focus on pay-for-performance than the average peer. Accordingly, base salaries generally were targeted between the 25th and 50th percentile of market, annual performance-based bonuses generally were targeted between the 25th and 50th percentile of market, and total direct compensation, which includes these two items plus the grant date fair value of equity-based awards, generally was targeted between the 50th and 75th percentile of market.

        The Compensation Committee uses the competitive data from the peer group as an indication of market practice but believes that additional factors also must be considered. As such, actual target compensation for the Company's executive officers may vary from the targeted percentile based on a variety of factors, such as experience and time in the job, the degree of difficulty in replacing the executive, the importance of each position to the Company, internal peer comparisons, individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors), the readiness of each executive to assume a higher level of responsibility within the Company, and compensation by former employers in the case of new hires. The Compensation Committee also takes into account the annual performance reviews that it conducts of the Chief Executive Officer and that the Chief Executive Officer and other members of senior management conduct of the other executive officers.

        Additionally, the Compensation Committee considers management's recommendations and advice from the Committee's compensation consultant, FW Cook. Significant weight is placed on the recommendations of the Chief Executive Officer for compensation other than his own. The Chief Executive Officer evaluates each executive and makes recommendations about the structure of the compensation program and individual arrangements to the Committee.

        With respect to Fiscal Year 2009, the target level total direct compensation of the Chief Executive Officer was established by the Compensation Committee. The target level total direct compensation of William Acevedo, who joined the Company on April 11, 2008, was established and approved by the Compensation Committee in connection with the negotiation of an offer letter of employment. The target level total direct compensation of each other named executive officer was recommended by the Chief Executive Officer for Compensation Committee consideration and approval. For Fiscal Year 2009, the target level of total direct compensation for each of the named executive officers, was generally within the targeted range of the 50th to 75th percentile of market.

        Allocation Among Components.    In determining the mix of overall compensation, the Company generally increases the portion delivered through variable incentives, and long-term equity-based incentives in particular, so that executives with the highest levels of responsibility who are most accountable to stockholders have the greatest amount of total compensation at risk. In determining the actual allocation, the Compensation Committee considered the market data and had discussions with Hay and FW Cook regarding the market data to develop an appropriate balance of annual base salary, annual incentive compensation and long-term incentive compensation.

        The Compensation Committee does not directly consider the amounts realized or realizable from prior incentive compensation awards in establishing the levels of short-term and long-term incentive compensation. This is in part due to several changes in the management team and the fact that no executive officer yet holds a significant amount of Company stock. In addition, the Compensation Committee does not want to discourage executive officers from accumulating Company stock out of concern that such accumulation might negatively impact future awards. Consistent with this objective, in Fiscal Year 2008 the Compensation Committee implemented executive stock ownership guidelines to encourage senior executives to accumulate meaningful ownership stakes that serve the purpose of aligning management interests with those of shareholders. These guidelines encourage executive officers to own or acquire Company stock equal in value to a multiple of their base salaries, ranging from two times in the case of a corporate Senior Vice President to five times in the case of the Chief Executive Officer, within a period of five years.

        Executive Employment Arrangements.    The Company entered into an employment agreement with Mr. Goldberg in connection with his appointment as President and Chief Executive Officer effective as of December 2007. In December 2008, Mr. Goldberg's employment agreement was amended and restated to bring the agreement into compliance with Section 409A of the Internal Revenue Code and to make other minor revisions. Mr. Goldberg's employment agreement has a two-year term that automatically renews each year unless the Company or Mr. Goldberg elects otherwise 90 days prior to the then-scheduled end of the term. Under the terms of Mr. Goldberg's employment agreement, he is entitled to receive an annual base salary of not less than $1,025,000 per year and a target level bonus opportunity equal to 125% of his annual base salary. In addition, during the first 12 months of his employment only, the Company guaranteed Mr. Goldberg that his bonus payment would not be less than his target level bonus amount. Mr. Goldberg also received an $800,000 relocation and signing bonus and grants of stock options and time-vesting restricted stock units in Fiscal Year 2008. Mr. Goldberg is entitled to termination of employment benefits as described below under "Severance and Change in Control Benefits."

        As a general matter, in the future the Company does not intend to enter into employment agreements with its executive officers other than the Chief Executive Officer. Instead, the Company will use employment security agreements for executive officers that will provide for severance benefits in the event of a termination of employment, including a termination of employment in connection with a change in control. See "Severance and Change in Control Benefits" below for a discussion of the terms of the employment security agreements. The Company's expectation is that by using standardized forms of employment security agreements, it can achieve a consistent employment package for its executive officers while maintaining the ability to make changes when determined to be necessary. In addition, as described below, the Company generally enters into offer letters with each newly-hired executive officer that address base salary, bonus, equity compensation and other matters for the first year of such officer's employment with the Company. All such agreements and offer letters require Compensation Committee approval.

        In April 2008, the Company entered into an offer letter with William Acevedo that addressed aspects of his compensation for the remainder of Fiscal Year 2008 and Fiscal Year 2009, his first full year of employment with the Company. Under Mr. Acevedo's offer letter, he was entitled to receive an annual base salary equal to $450,000 for Fiscal Year 2009, a target level bonus opportunity of 75% of his annual base salary, a minimum bonus of 50% of his target level bonus in Fiscal Year 2009, specified grants of stock options and time-vesting restricted stock units in Fiscal Year 2008, customary benefits including vacation and certain relocation benefits. Bonus, if any, for fiscal years subsequent to 2009 are not guaranteed and are subject to performance goals.

        In addition, the Company entered into an offer letter with Mr. Appel with respect to his compensation for his first year of employment when he joined the Company on May 27, 2009. Under Mr. Appel's offer letter, he is entitled to receive an annual base salary equal to $400,000 for his first year of employment, a target level bonus opportunity of 75% of his annual base salary, specified grants of stock options and time-vesting restricted stock units and customary benefits including vacation.

        In negotiating the employment agreement with Mr. Goldberg, the Compensation Committee was assisted by outside legal counsel and considered relevant market data provided by Hay and the advice of FW Cook. In determining the appropriateness of the compensation payable to Messrs. Goldberg, Acevedo and Appel under their respective arrangements, the Compensation Committee considered a number of factors, including the experience of each officer and the Company's desire to obtain the services of officers of the caliber and experience of Messrs. Goldberg, Acevedo and Appel. The Compensation Committee's objective was to align the overall direct compensation, including incentive compensation, of each of these officers with the median of the peer group as described above and to provide a substantial portion of such compensation in the form of performance-based compensation. Under the terms of the written employment arrangements for Messrs. Goldberg and Acevedo, more than 50% of each officer's target overall direct compensation will be comprised of performance-based compensation subsequent to his initial year of employment. Under the terms of the offer letter with Mr. Appel, more than 50% of his target overall direct compensation is in the form of performance-based compensation.

Annual Base Salary

        The Company provides each executive officer with a fixed level of annual compensation through the annual base salary component of the Company's executive compensation program. It is the Compensation Committee's objective to maintain base salaries that are approximately aligned between the 25th and 50th percentile of the Company's peer group, support the objective of attracting and retaining high quality executives and result in an affordable level of fixed expense relative to peer companies. Except as noted below, actual individual salaries generally ranged between the 25th and 50th percentile. The Compensation Committee monitors the salaries of all executive officers annually and makes adjustments it deems necessary and appropriate in support of its various objectives. An annual performance review of each executive officer is utilized as part of this process.

        With respect to Mr. Goldberg, the Compensation Committee approved an annual base salary of $1,025,000, effective as of October 16, 2008, which represented an increase of 10.8% over his previous annual base salary. The Compensation Committee approved Mr. Goldberg's annual base salary for Fiscal Year 2009, after reviewing market-based information provided by Hay and considering Mr. Goldberg's performance as Chief Executive Officer of the Company for Fiscal Year 2008.

        With respect to Messrs. Killion, Carter and Hollander, the Compensation Committee approved annual base salaries of $595,000, $445,000 and $475,000, respectively, for Fiscal Year 2009. These adjusted base salaries were recommended by the Chief Executive Officer and represented an increase of 8.2% for Mr. Killion, an increase of 2.3% for Mr. Carter and an increase of 18.8% for Mr. Hollander over Fiscal Year 2008 base salaries. The increase in Mr. Killion's salary related to his assumption of additional responsibilities as President and the need to appropriately reward him for these enhanced duties. The increase in the annual base salary of Mr. Hollander reflected a merit based increase related to Mr. Hollander's performance in the role of Chief Sourcing and Supply Chain Officer of the Company.

        The Fiscal Year 2009 annual base salary of Mr. Acevedo was approximately aligned with the 75th percentile based on market data. As discussed above, the annual base salary of Mr. Acevedo for Fiscal Year 2009 was negotiated as part of his offer letter of employment to join the Company, and covered his first full year of employment.

        In January 2009, following the departure of Mr. Carter, Cynthia T. Gordon was appointed as Senior Vice President, Controller and Interim Chief Financial Officer. Ms. Gordon previously had served as Senior Vice President and Controller. As Senior Vice President and Controller, the Compensation Committee, upon the recommendation of the Chief Executive Officer, approved an annual base salary of $232,000 for Ms. Gordon. Upon her appointment as Interim Chief Financial Officer, the Compensation Committee approved an additional monthly stipend of $10,000 payable to Ms. Gordon for each of the five months she served in that position in recognition of her enhanced responsibilities. Ms. Gordon resigned from the Company effective as of June 30, 2009.

        The Compensation Committee approved Fiscal Year 2010 annual base salaries for each of the named executive officers that reflect no merit-based increases. The Compensation Committee may review annual base salaries of the named executive officers in February 2010.

Annual Performance Bonus

        For Fiscal Year 2009, the Company provided annual incentive compensation through the Company's bonus plan. For Fiscal Year 2009, approximately 535 employees participated in the bonus plan, including all of the named executive officers, other than Mr. Appel. The Company provides annual incentive compensation to focus management on the achievement of short-term performance goals that are designed to enhance stockholder value. As discussed previously, the performance-based bonus opportunities for the executive officers generally are targeted between the 25th percentile and the 50th percentile of market.

        Under the plan, a target level bonus opportunity is established for each participating employee. Target level bonus opportunities for the named executive officers for Fiscal Year 2009 are set forth below and ranged from 37.5% of base salary to 125% of base salary. Depending on actual performance, participating employees may receive no bonus payout if threshold level goals are not achieved or as much as two times the target level if the goals are significantly exceeded. The Compensation Committee and the Board of Directors, in their sole discretion, may adjust the amount and timing of bonus payments under the bonus plan to address special or unusual circumstances, such as a change in accounting principles or an unexpected event that significantly impacts the Company's operations. To the extent that adjustments are made after-the-fact, they can impact the tax deductibility of bonus payments under Section 162(m) of the Internal Revenue Code, and the Compensation Committee takes this into account in exercising its discretion. The Compensation Committee did not exercise such discretion for the named executive officers in Fiscal Year 2009.

        Fiscal Year 2009 Target Level Bonus Opportunities.    For Fiscal Year 2009, the target level bonus opportunity for each named executive officer was as follows:

Executive Officer	Target Bonus as a Percentage of Base Salary
Mr. Goldberg	125.0%
Mr. Killion	75.0%
Mr. Acevedo	75.0%
Mr. Hollander	60.0%
Mr. Carter	60.0%
Ms. Gordon	37.5%

        The target level bonus opportunities for Messrs. Goldberg and Acevedo were based on the terms of their respective employment agreement or offer letter. The remaining target levels were established by the Compensation Committee based upon the recommendations of the Chief Executive Officer. In addition, under the terms of his employment agreement, Mr. Goldberg was entitled to receive an annual performance bonus during his first 12 months of employment that was not less than his target level amount. This 12-month period extended over the first six months of Fiscal Year 2009, resulting in a minimum Fiscal Year 2009 bonus for Mr. Goldberg equal to 50% of his target level bonus for Fiscal Year 2009. Under the terms of his offer letter, Mr. Acevedo was entitled to receive an annual performance bonus during Fiscal Year 2009 that was not less than 50% of his target level bonus amount.

        Fiscal Year 2009 Performance Goals.    Under the bonus plan, the Compensation Committee establishes performance goals for the annual performance bonus at the beginning of each fiscal year. For prior fiscal years, the bonus opportunity for participating employees at or above the level of Senior Vice President was based 100% on the Company's consolidated net income for named executive officers. In Fiscal Year 2009, the Compensation Committee approved a change in the applicable performance goal. The applicable performance goal for all participating employees in Fiscal Year 2009 was earnings before interest, taxes, depreciation and amortization, adjusted for the year-over-year change in deferred revenues related to warranty sales ("Adjusted EBITDA"). Adjusted EBITDA is computed by adding the following items to net income: interest expense, taxes, depreciation, amoritization and the increase in deferred revenue related to warranty sales.

        For Fiscal Year 2009, the Compensation Committee established the following performance goals for Adjusted EBITDA:

	Threshold (Payout of Bonus at 0.5 times Target)	Target (Payout of Bonus at Target)	Stretch (Payout of Bonus at 2.0 Times Target)
Adjusted EBITDA	$205.0 million	$218.4 million	$230.0 million

The Compensation Committee believed the change to Adjusted EBITA, a cash flow based performance measure, brought the annual bonus plan more in alignment with operating performance and liquidity metrics emphasized by the Company's stockholders.

        Fiscal Year 2009 Performance.    The Company's Adjusted EBITDA for Fiscal Year 2009 was below the threshold payout goal, and no executive officer received a bonus based upon Adjusted EBITDA performance. However, Mr. Goldberg (based on the terms of his employment agreement) received an annual performance bonus equal to 50% of his target level bonus opportunity and Mr. Acevedo (based on the terms of his offer letter) received an annual performance bonus equal to 50% of his target level bonus opportunity.

        Fiscal Year 2010 Bonus Opportunities.    The Compensation Committee has approved Fiscal Year 2010 bonus opportunities for the named executive officers. The Fiscal Year 2010 bonus opportunity will be based 65% on the Company's performance from August 2009 through January 2010 (which includes the Holiday season) and 35% on the Company's performance for February 2010 through July 2010. The Compensation Committee has approved minimum, target and maximum level performance goals for Adjusted EBITDA for each of these time periods.

Long-Term Incentive Compensation

        Long-term incentive awards are granted under the Zale Corporation 2003 Stock Incentive Plan (the "2003 Incentive Plan"), which provides for the grant of stock options, stock appreciation rights, restricted stock, time-vesting and performance-based restricted stock and restricted stock units, stock bonuses and phantom stock.

        Since 2005, the Company has generally provided its executive officers with three forms of long-term incentive compensation under the 2003 Incentive Plan: (1) stock options; (2) performance-based restricted stock units; and (3) time-vesting restricted stock units.

        The Compensation Committee believes the Company's multi-pronged approach to long-term incentive compensation provides an appropriately broad array of long-term incentives that aligns the interests of the executive officers with those of stockholders and supports the Company's attraction/retention and financial efficiency objectives. Since an executive officer will benefit from a stock option award only to the extent the Company's stock price appreciates above the exercise price of the stock option, stock options align the interests of the executive officers and ensure that executives capture gains only to the extent that shareholder value has appreciated. The performance-based units are designed to focus management on the achievement of specific goals over a specified performance period, which correlates controllable operating performance and payouts to executives. Costs associated with the performance-based units are incurred only to the extent that the threshold performance goals are attained, which supports the objective of ensuring financial efficiency in the overall compensation program. Time-based restricted stock, which vests over three years, serves the dual objectives of aligning the executive's interests with stockholders by creating an immediate ownership interest and attracting and retaining highly skilled executives. The retention objective is further supported through the vesting schedules in both the stock option awards and performance-based units, which vest over four- and three-year periods, respectively.

        In considering the specific allocation between the various elements of long-term incentive compensation for Fiscal Year 2009, the Compensation Committee analyzed market data with respect to the allocation of various types of long-term incentive compensation. The Compensation Committee also balanced the cost, performance and retention attributes of each type of award as described above. As discussed further below, the Compensation Committee relied primarily on stock options (representing 75% of long-term incentive compensation) and performance-based restricted stock units (representing 25% of long-term incentive compensation) for Fiscal Year 2009.

        In general, the Compensation Committee makes long-term incentive compensation awards annually in connection with its evaluation of the Company's executive officers. The Compensation Committee meets at the beginning of the fiscal year (on September 16, 2008 for Fiscal Year 2009) and makes annual grants of stock options and restricted stock units. The exercise price for such stock option awards is based on the closing price of the Company Common Stock on the date of such meeting. In addition, the Compensation Committee also generally makes long-term incentive compensation awards to executive officers at the time of their employment or promotion.

        Stock Options.    Options were granted with an exercise price equal to the fair market value of the shares of Common Stock at the close of market on the grant date, except as provided below. The Compensation Committee believes that the use of close of business on the date of grant represents a best practice and is consistent with the SEC executive compensation reporting requirements with respect to the grant of stock options. All options granted have a maximum term of ten years, and become exercisable in equal increments of 25 percent per year beginning one year from the grant date. Stock options automatically vest upon a change in control. See "Potential Payments upon a Termination or Change in Control" later in this Proxy Statement.

        On September 16, 2008, the Compensation Committee approved the following stock option grants: Mr. Killion received a grant of 82,000 stock options; Mr. Hollander received a grant of 56,000 stock options; Mr. Carter received a grant of 45,000 stock options; Ms. Gordon received a grant of 25,000 stock options; and Mr Acevedo received a grant of 16,000 stock options. Each option had an exercise price of $26.14 per share, the closing price of the Common Stock on the date of grant.

        The Compensation Committee completed its review of Mr. Goldberg's compensatory arrangements for Fiscal Year 2009 in October 2008, after completing its review of compensatory arrangements for other officers and employees. On October 16, 2008, the Compensation Committee approved a grant of 200,000 stock options to Mr. Goldberg. On October 16, 2008, the closing price of the Common Stock had declined to $16.73 per share. Rather than making the stock option grant to Mr. Goldberg at this lower exercise price, at the request of Mr. Goldberg, the Compensation Committee approved an exercise price of $26.14, equal to the exercise price of the stock options granted to the Company's other executive officers and employees.

        As discussed above, Mr. Acevedo and Mr. Appel received stock option grants upon their appointment as officers of the Company, pursuant to the terms of their respective offer letters. Mr. Acevedo received a grant of 50,000 stock options and Mr. Appel received a grant of 100,000 stock options. The exercise price of each grant was equal to the closing price of the Common Stock on the date of grant, which coincided with their first day of employment with the Company.

        See "Grants of Plan-Based Awards Made in Fiscal Year 2009" below for information regarding the grant date fair value of these awards.

        Time-Vesting and Performance-Based Restricted Stock Units.    Restricted stock unit grants were consistent with the Compensation Committee's philosophy of increasing the portion of compensation that is subject to performance for those members of management with the highest levels of responsibility and accountability to the Company's stockholders.

        Time-Vesting Units.    The time-vesting restricted stock units granted in Fiscal Year 2009 vest as to 25% of the shares covered thereby after two years, as to an additional 25% of the shares covered thereby after three years, and as to the remainder after four years. Only newly hired officers (Mr. Appel) received time-vesting restricted stock units in Fiscal Year 2009. Mr. Appel received a grant of 20,000 restricted stock units when he joined the Company. These time-vesting restricted stock units automatically vest upon a change in control. See "Potential Payments upon a Termination or Change in Control" later in this Proxy Statement. Upon vesting, an employee is entitled to receive one share of Common Stock for each vested unit. At the election of the Company, recipients may receive a cash payout in lieu of shares of the Common Stock.

        Performance-Based Units.    Although it is the Compensation Committee's intent is to utilize both time-vesting and performance-based restricted stock units as a component of long-term incentive compensation, the Compensation Committee decided to primarily rely on grants of performance-based restricted stock units for Fiscal Year 2009. The performance-based restricted stock units granted in Fiscal Year 2009 provided for a vesting schedule consistent with the vesting schedule for the time-vesting restricted stock units described above. However, the performance-based restricted stock units provided that if the Company failed to satisfy a minimum Adjusted EBITDA goal of $169.0 million for Fiscal Year 2009, none of the restricted stock units would vest.

        The Compensation Committee approved the performance-based restricted stock unit awards to be granted to Messrs. Goldberg, Killion, Acevedo, Hollander and Carter and Ms. Gordon for Fiscal Year 2009. In approving the size of these awards, the Compensation Committee considered the objectives described above and the estimated value of the award based on the then current price of the Company's common stock. For Fiscal Year 2009, Mr. Goldberg received 30,000 performance-based restricted stock units, Mr. Killion received 10,000 performance-based restricted stock units, Mr. Acevedo received 2,000 performance-based restricted stock units, Mr. Hollander received 7,000 performance-based restricted stock units, Mr. Carter received 5,000 performance-based restricted stock units and Ms. Gordon received 3,000 performance-based restricted stock units.

        In Fiscal Year 2009, the Company's Adjusted EBITDA performance failed to satisfy the minimum requirement for vesting of the performance-based restricted stock units. Accordingly, the performance-based restricted stock units granted in Fiscal Year 2009 were terminated.

        Fiscal Year 2010 Long-Term Incentive Compensation.    The Compensation Committee intends to grant only stock option awards to the named executive officers in Fiscal Year 2010. These stock option awards will contain performance-based criteria for Fiscal Year 2010 that will be a condition to vesting of the awards. Overall long-term incentive compensation awards to the named executive officers are expected to be at levels below the Fiscal Year 2009 award levels.

Other Benefits

        The Company's executive compensation program is substantially free of perquisites. In Fiscal Year 2007 the Company eliminated executive physicals and the Medical Executive Reimbursement Plan ("MERP"). In addition, in the Company eliminated executive financial planning in Fiscal Year 2008. In Fiscal Year 2009, the Company eliminated its executive automobile lease program for all current executive officers. The MERP and the automobile program were replaced with a one-time corresponding adjustment to base salary. The Company continues to provide executive officers with enhanced group life insurance. In addition, in order to encourage Messrs. Killion and Acevedo to join the Company, the Company agreed to pay certain relocation expenses and certain commuting expenses for these officers during their first 12 months of employment. Tax-gross up payments were made with respect to relocation benefits to ensure that the amount of reimbursement provided to the affected executives equaled their actual out-of-pocket expenses.

        For a more detailed discussion of employee benefits and perquisites made available to the Company's named executive officers in Fiscal Year 2009, please refer to the footnotes following the Summary Compensation Table below.

Severance and Change in Control Benefits

        Mr. Goldberg's employment agreement provides for various benefits in the event that his employment is terminated under certain circumstances. In the event that his employment is terminated by non-renewal, without cause or for a "termination reason," Mr. Goldberg is entitled to receive the sum of two times his base salary on the date of termination and two times his average annual incentive bonus earned by him with respect to the prior three fiscal years or such shorter period his agreement is in effect. He also is entitled to receive fringe and other benefits for a period of 24 months. If within two years following a "change of control" Mr. Goldberg terminates his employment for "good reason" or the Company terminates Mr. Goldberg's employment for any reason other than for "cause," Mr. Goldberg is entitled to receive the sum of three times his base salary on the date of termination and three times the average annual incentive bonus paid to him over the prior three years or such shorter period his agreement is in effect. Also in connection with a "change of control" related termination, he is entitled to receive fringe and other benefits for 36 months and all unvested restricted stock or units and stock options will be immediately vested. In addition, Mr. Goldberg's employment agreement provides for a gross-up payment in connection with any "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code or any additional tax, penalties or interest assessed under Section 409A of the Internal Revenue Code. The gross-up provision does not provide for reimbursement of ordinary income taxes applicable to Mr. Goldberg.

        Each of the other executive officers is party to an employment security agreement. Employment security agreements provide for benefits similar to those received by Mr. Goldberg, but at reduced levels.

        This system of employment security agreements was implemented in Fiscal Year 2008 to replace the Company's previous severance plan and change in control agreements. See "Potential Payments Upon Termination or Change in Control" later in this Proxy Statement.

        For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, including in connection with a change in control, see "Potential Payments upon a Termination or Change in Control" later in this Proxy Statement.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code prevents publicly held corporations, including the Company, from taking a tax deduction for compensation paid to a "covered employee" in a taxable year to the extent that the compensation exceeds $1 million and is not qualified performance-based compensation under the Internal Revenue Code. Generally, covered employees are the executive officers named in the Summary Compensation Table, other than the chief financial officer. The 2003 Incentive Plan and the Company's executive bonus plan have been designed to meet Internal Revenue Code regulations so that compensation realized in connection with stock options and other performance-based equity incentives granted under the 2003 Incentive Plan and bonuses under the executive bonus plan generally will be excluded from the deduction limit; however, a portion of Mr. Goldberg's bonus for Fiscal Year 2009 was guaranteed, and the portion of his combined bonus and salary that exceeds $1 million will not qualify for income tax deductibility. Moreover, the Compensation Committee believes that, in order to attract, retain and reward the executive talent necessary to maximize stockholder returns, the Company's interests are best served in some circumstances by providing compensation that is subject to the deductibility limitation imposed by Section 162(m). Accordingly, the Compensation Committee retains the discretion to authorize compensation that does not qualify for income tax deductibility. In Fiscal Year 2009, the Company issued time-vesting restricted stock units to Mr. Appel that, depending on the timing of vesting, may not qualify for income tax deductibility. Option grants and peformance bonuses made during Fiscal Year 2009 were designed to be excluded from the deduction limits.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K.

Members of the Committee:
James M. Cotter, Co-Chairman David M. Szymanski, Co-Chairman Yuval Braverman Thomas C. Shull Charles M. Sonsteby

        The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The Summary Compensation Table shows the amount and type of compensation received or earned in fiscal years 2009, 2008 and 2007 for the Chief Executive Officer, Chief Financial Officer and the next three most highly-compensated executive officers of the Company. The chart also includes Rodney Carter, Cynthia T. Gordon and Steve Larkin, each of whom is a former officer. Collectively, these officers are referred to as the "named executive officers."

	Year	Salary	Bonus		Stock Awards(5)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total

Neal L. Goldberg(1)	2009	$1,004,231	$578,125	(3)	$1,345,043	$541,914	$—	$14,788	$3,484,101
Chief Executive Officer	2008	$572,788	$1,378,125		$829,136	$231,281	$—	$30,380	$3,041,710

Matthew W. Appel(1)(2) Executive Vice President and Chief	2009	$72,308	$—		$3,621	$11,473	$—	$11,136	$98,538
Financial Officer

Theo Killion(1)	2009	$585,654	$—		$117,514	$286,856	$—	$42,730	$1,032,754
President	2008	$289,808	$581,000		$61,494	$62,439	$—	$37,073	$1,031,814

William Acevedo(1)	2009	$450,000	$168,750	(4)	$68,606	$106,016	$—	$50,538	$843,910
Executive Vice President and	2008	$138,462	$150,000		$21,052	$22,500	$—	$22,289	$354,303
Chief Stores Officer

Gil Hollander	2009	$469,231	$—		$51,473	$350,301	$—	$19,629	$890,634
Executive Vice President, Chief	2008	$410,869	$—		$55,374	$235,044	$—	$35,194	$736,482
Sourcing and Supply Chain Officer	2007	$300,000	$—		$30,957	$189,481	$103,413	$33,342	$657,193

Rodney Carter	2009	$392,931	$—		$53,654	$167,669	$—	$966,699	$1,580,953
Former Executive Vice President,	2008	$444,548	$—		$80,317	$250,704	$—	$7,437	$783,006
Chief Administrative Officer and	2007	$267,885	$500,000		$47,883	$131,914	$62,429	$176,018	$1,186,129
Chief Financial Officer

Cynthia T. Gordon(1) Former Senior Vice President, Interim	2009	$291,631	$—		$24,593	$135,066	$—	$9,134	$460,424
Chief Financial Officer and Controller

Steve Larkin(1)	2009	$287,693	$—		$30,406	$162,099	$—	$666,836	$1,147,034
Former Executive Vice President,	2008	$298,818	$—		$41,953	$71,308	$—	$11,637	$423,716
Chief Marketing and E-Commerce
Officer

(1)
Each of Messrs. Goldberg, Appel and Acevedo were parties to written employment arrangements with the Company that addressed certain aspects of each such officer's compensation for Fiscal Year 2009. See the "Compensation Discussion and Analysis—Executive Employment Arrangements," above for a summary of the terms of these employment arrangements. Ms. Gordon and Mr. Appel did not serve as executive officers of the Company during Fiscal Year 2007 or Fiscal Year 2008. Messrs. Goldberg, Killion, Acevedo and Larkin did not serve as executive officers of the Company during Fiscal Year 2007.

(2)
Mr. Appel joined the Company as Executive Vice President, Finance on May 27, 2009, and was named Executive Vice President and Chief Financial Officer on June 15, 2009.

(3)
Represents the target level bonus payable to Mr. Goldberg under the Company's bonus plan with respect to the second six months of his employment. Under the terms of his employment agreement, Mr. Goldberg was entitled to receive not less than his target level bonus for that period.

(4)
Mr. Acevedo joined the Company on April 11, 2008. Under the terms of Mr. Acevedo's offer letter, Mr. Acevedo was entitled to receive a bonus of not less than 50% of his target level bonus for Fiscal Year 2009.

(5)
The amounts reported reflect the amounts recognized for financial statement reporting purposes in the Company's fiscal year 2009, 2008 and 2007 consolidated financial statements in accordance with SFAS 123R for restricted stock units (in the column entitled "Stock Awards") and stock options (in the column entitled "Option Awards") granted in fiscal years 2009, 2008 and 2007 and the continued accrual of expenses with respect to restricted stock units and stock options granted in prior years that were not vested in full as of August 1, 2008. The actual value received by the named executive officers from these awards may range from $0 to amounts greater than the amounts reported for financial statement reporting purposes based on the Company's performance and the named executive officer's number of additional years of service with the Company. Fiscal Year 2009 restricted stock unit awards were terminated as a result of the Company's failure to satisfy minimum performance goals and, as a result, no amounts are reflected in the "Stock Awards" column with respect to such awards.

In accordance with SEC regulations, the amounts reported in the table above do not reflect the amount of estimated forfeitures. In accordance with SFAS 123R, the Company made certain assumptions in determining the value of these awards for financial reporting purposes. See "Capital Stock—Incentive Stock Plan" in the Notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended July 31, 2009 for a discussion of these assumptions.

(6)
Represents amounts earned under the Company's annual bonus plan that were based on the Company's achievement of certain performance goals in Fiscal Year 2007. Also includes incentive compensation based on quarterly comparable store sales performance in Fiscal Year 2007. See the "Compensation Discussion and Analysis" above for a summary of the terms of the annual bonus plan. The quarterly comparable store sales program was discontinued in Fiscal Year 2008.

(7)
Mr. Goldberg's "All Other Compensation" for 2009 consists of $11,242 annual insurance premiums paid by the Company and $3,546 for the Company's executive long-term disability plan ("Executive LTD").

Mr. Appel's "All Other Compensation" for 2009 consists of $11,136 of relocation expense reimbursement and a related tax-gross up.

Mr. Killion's "All Other Compensation" for 2009 consists of $27,408 of commuting expense reimbursement, $10,474 annual insurance premiums paid by the Company and $4,848 for the Executive LTD.

Mr. Acevedo's "All Other Compensation" for 2009 consists of $30,528 of commuting expense reimbursement, $11,849 relating to relocation expense reimbursement and a related tax-gross up, $5,395 annual insurance premiums paid by the Company and $2,766 for the Executive LTD.

Mr. Hollander's "All Other Compensation" for 2009 consists of $10,772 annual insurance premiums paid by the Company, $4,257 for the Executive LTD and $4,600 for a 401(k) Company match on behalf of Mr. Hollander.

Mr. Carter's "All Other Compensation" for 2009 consists of $6,119 annual insurance premiums paid by the Company, $5,737 for the Executive LTD, $2,300 for a 401(k) Company match on behalf of Mr. Carter, and $952,543 for severance. Under Mr. Carter's separation and release agreement, he agreed to certain non-competition, non-solicitation and confidentiality provisions for a period of time following his termination of employment.

Ms. Gordon's "All Other Compensation" for 2009 consists of $5,980 annual insurance premiums paid by the Company, $1,687 for the Executive LTD, a car allowance of $979, and $488 for a 401(k) Company match on behalf of Ms. Gordon. Under Ms. Gordon's separation and release agreement, she agreed to certain non-competition, non-solicitation and confidentiality provisions for a period of time following her termination of employment.

Mr. Larkin's "All Other Compensation" for 2009 consists of $8,285 annual insurance premiums paid by the Company, $2,258 for the Executive LTD, $4,600 for a 401(k) Company match on behalf of Mr. Larkin, and $651,693 for severance. Under Mr. Larkin's separation and release agreement, he agreed to certain non-competition, non-solicitation and confidentiality provisions for a period of time following his termination of employment.

        With respect to Messrs. Goldberg, Appel, Killion, Acevedo, Hollander, Carter and Larkin and Ms. Gordon, the aggregate amounts reflected in the "salary" and "bonus" columns in the Summary Compensation Table comprised 45.4%, 73.4%, 56.7%, 73.3%, 52.7%, 24.9%, 25.1%, and 63.3%, respectively, of the total compensation for each such officer.

Grants of Plan-Based Awards Made in Fiscal Year 2009

        The Grants of Plan-Based Awards Table provides information on goals established for payouts under the Zale Annual Bonus Plan for Fiscal Year 2009, and restricted stock unit awards and stock option grants made to the named executive officers in Fiscal Year 2009.

								All Other Stock Awards: Number of Shares of Stock of Units(3) (#)	All Other Option Awards
											Grant Date Fair Value of Stock and Option Awards(5) ($)
					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)							Number of Securities Underlying Options(4) (#)
										Exercise Of Base Price ($/Sh)
					Threshold (#)	Target (#)	Maximum (#)
Name	Grant Date	Threshold	Target	Maximum

Neal L. Goldberg	10/16/2008	$578,125	$1,281,250	$3,203,124	—	—	—	—	—	—	N/A
	10/16/2008	—	—	—	30,000	30,000	30,000	—	—	—	$501,900
	10/16/2008	—	—	—	—	—	—	—	200,000	$26.14	$843,427

Matthew W. Appel	5/27/2009	—	—	—	—	—	—	20,000	—	—	$80,200
	5/27/2009	—	—	—	—	—	—	—	100,000	$4.01	$254,145

Theo Killion	9/16/2008	$2,231	$446,250	$1,115,625	—	—	—	—	—	—	N/A
	9/16/2008	—	—	—	10,000	10,000	10,000	—	—	—	$261,400
	9/16/2008	—	—	—	—	—	—	—	82,000	$26.14	$767,823

William Acevedo	9/16/2008	$168,750	$337,500	$843,750	—	—	—	—	—	—	N/A
	9/16/2008	—	—	—	2,000	2,000	2,000	—	—	—	$52,280
	9/16/2008	—	—	—	—	—	—	—	16,000	$26.14	$149,819

Gil Hollander	9/16/2008	$1,425	$285,000	$712,500	—	—	—	—	—	—	N/A
	9/16/2008	—	—	—	7,000	7,000	7,000	—	—	—	$182,980
	9/16/2008	—	—	—	—	—	—	—	56,000	$26.14	$524,367

Rodney Carter(6)	9/16/2008	$1,335	$267,000	$667,500	—	—	—	—	—	—	N/A
	9/16/2008	—	—	—	5,000	5,000	5,000	—	—	—	$130,700
	9/16/2008	—	—	—	—	—	—	—	45,000	$26.14	$421,366

Cynthia T. Gordon(6)	9/16/2008	$469	$93,750	$234,375	—	—	—	—	—	—	N/A
	9/16/2008	—	—	—	3,000	3,000	3,000	—	—	—	$78,420
	9/16/2008	—	—	—	—	—	—	—	25,000	$26.14	$234,092

Steve Larkin(6)	9/16/2008	$1,020	$204,000	$510,000	—	—	—	—	—	—	N/A
	9/16/2008	—	—	—	7,000	7,000	7,000	—	—	—	$182,980
	9/16/2008	—	—	—	—	—	—	—	56,000	$26.14	$524,367

(1)
Represent bonus opportunities under the Company's annual bonus plan for Fiscal Year 2009. The target bonus levels for Messrs. Goldberg, Killion, Acevedo, Hollander, Carter and Larkin and Ms. Gordon for Fiscal Year 2009 expressed as a percentage of base salary were 125%, 75%, 75%, 60%, 60%, 60% and 37.5%, respectively. Based on goals established by the Compensation Committee for Adjusted EBITDA, actual payouts to the named executive officers, other than Messrs. Goldberg and Acevedo, could have ranged from 0% of the target award to 200% of the target award. The Company failed to satisfy the threshold Adjusted EBITDA goal for Fiscal Year 2009 and, as a result, no bonuses were paid pursuant to the Company's annual bonus plan except as described below in this note (1). Under the terms of his written employment agreement, Mr. Goldberg was entitled to receive a bonus of not less than 50% of his annual target level bonus for his second six months of employment. In addition, under the terms of his offer letter, Mr. Acevedo was entitled to receive a bonus of not less than 50% of his target level bonus for Fiscal Year 2009. The actual bonus amounts are reflected in the Summary Compensation Table above. For a more detailed description of the Company's annual bonus plan, including a discussion of the Company's performance with respect to goals, see the "Compensation Discussion and Analysis" above.

(2)
Represent performance-based restricted stock units granted under the 2003 Incentive Plan. Under the terms of these awards, these restricted stock units were to vest as to 25% of the shares covered thereby on the second anniversary of grant date, 25% of the shares covered thereby on the third anniversary of the grant date and 50% of the shares covered thereby on the fourth anniversary of the grant date. However, under the terms of these awards, the restricted stock units were to terminate in the event the Company failed to achieve a minimum Adjusted EBITDA goal in Fiscal Year 2009. The Company failed to satisfy the minimum Adjusted EBITDA goal for Fiscal Year 2009 and the restricted stock units were terminated without payment.

(3)
Represents time-vesting restricted stock units granted under the 2003 Incentive Plan. These time-vesting restricted stock units will vest as to 25% of the shares covered thereby on the second anniversary of grant date, 25% of the shares covered thereby on the third anniversary of the grant date and 50% of the shares covered thereby on the fourth anniversary of the grant date. Upon vesting, the holder is entitled to receive one share of the Company's common stock per restricted stock unit. At the election of the Company, holders may receive a cash payment in lieu of shares of the Common Stock. Holders of time-vesting restricted stock units are not entitled to receive dividends with respect to such awards. In the event of a change in control of the Company, all unvested time-vesting restricted stock units will immediately vest in full.

(4)
Represents stock options granted under the 2003 Incentive Plan. All options granted have a term of 10 years, and become exercisable in equal increments of 25% per year beginning one year from the grant date. Upon the occurrence of a change in control of the Company, the options become fully and immediately exercisable.

(5)
Represents the grant date fair value of each equity-based award as determined in accordance with SFAS 123R. The actual value received by the named executive officers with respect to these awards may range from $0 to an amount greater than the reported amount, depending on the Company's actual performance and the executive officer's number of additional years of service with the Company. As a result of the termination of the performance-based restricted stock units reflected in the column entitled "Estimated Future Payouts under Equity Incentive Plan Awards", the officers will not receive any value with respect to these awards.

(6)
The Fiscal Year 2009 grants to each of Mr. Carter, Ms. Gordon and Mr. Larkin were terminated without payment upon the termination of employment of each such officer.

Outstanding Equity Awards

        As of the end of Fiscal Year 2009, the named executive officers held the following equity awards:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)

Neal L. Goldberg	75,000	225,000	$16.17	12/20/2017	166,667	(2)	$986,669	—	$—
	—	200,000	$26.14	10/16/2018	—		$—	—	$—

Matthew W. Appel	—	100,000	$4.01	05/27/2019	20,000	(3)	$118,400	—	$—

Theo Killion	25,000	75,000	$15.69	01/23/2018	30,000	(4)	$177,600	—	$—
	—	82,000	$26.14	09/16/2018	—		$—	—	$—

William Acevedo	—	16,000	$26.14	09/16/2018	15,000	(5)	$88,800	—	$—
	12,500	37,500	$18.32	04/11/2018

Gil Hollander	—	56,000	$26.14	09/16/2018	—		$—	—	$—
	13,750	41,250	$21.29	11/14/2017	6,000	(4)	$35,520	—	$—
	5,000	5,000	$27.89	09/14/2016	—		$—	—	$—
	7,500	7,500	$27.24	08/29/2016	—		$—	—	$—
	18,750	6,250	$24.10	05/05/2016	—		$—	—	$—
	7,499	2,501	$27.52	09/06/2015	—		$—	—	$—
	10,000	—	$26.33	01/10/2015	—		$—	—	$—
	10,000	—	$27.44	07/21/2014	—		$—	—	$—
	8,524	—	$22.23	07/22/2013	—		$—	—	$—

Rodney Carter	—	—	$—	—	N/A		$—	—	$—

Cynthia T. Gordon	5,000	—	$21.29	11/14/2017	N/A		$—	—	$—
	5,000	—	$27.24	08/26/2016
	11,249	—	$27.52	09/06/2015
	10,000	—	$27.44	07/21/2014
	15,000	—	$14.72	02/28/2013
	2,500	—	$14.15	07/17/2012
	3,400	—	$15.88	07/12/2011
	2,000	—	$21.52	07/12/2010

Steve Larkin	5,000	—	$21.29	11/14/2017	N/A		$—	—	$—
	5,000	—	$27.24	08/29/2016
	7,500	—	$24.84	01/23/2016

(1)
Based on the closing price of the Company's Common Stock as reported on the New York Stock Exchange on July 31, 2009.

(2)
Represents time-vesting restricted stock units granted on December 20, 2007 that vest as to 100% of the shares covered thereby on the anniversary of the grant date as follows: Year 1—One Third, Year 2—One Third, Year 3—One Third. In the event of a change in control of the Company, these restricted stock units will vest immediately.

(3)
Represents time-vesting restricted stock units granted on May 27, 2009 that vest as to 100% of the shares covered thereby on the anniversary of the grant date as follows: Year 1—0%, Year 2—25%, Year 3—25%, Year 4—50%. In the event of a change in control of the Company, these restricted stock units will vest immediately.

(4)
Represents time-vesting restricted stock units granted on November 14, 2007 that vest as to 100% of the shares covered thereby on the anniversary date of grant as follows: Year 1—0%, Year 2—25%, Year 3—25%, Year 4—50%. In the event of a change in control of the Company, these restricted stock units will vest immediately.

(5)
Represents time-vesting restricted stock units granted on April 11, 2008 that vest as to 100% of the shares covered thereby on the anniversary of the grant date as follows: Year 1—0%, Year 2—25%, Year 3—25%, Year 4—50%. In the event of a change in control of the Company, these restricted stock units will vest immediately.

Options Vesting Schedule

        The stock option awards reflected in the table above that were not fully vested as of July 31, 2009 have the following vesting schedules:

Expiration Date as Reflected in Table	Original Grant Date	Vesting Schedule

May 27, 2019	May 27, 2009	25% on each of May 27, 2010, 2011, 2012 and 2013

October 16, 2018	October 16, 2008	25% on each of October 16, 2009, 2010, 2011and 2012

September 16, 2018	September 16, 2008	25% on each of September 16, 2009, 2010, 2011 and 2012

April 11, 2018	April 11, 2008	25% vested; 25% on each of April 11, 2010, 2011and 2012

January 23, 2018	January 23, 2008	25% vested; 25% on each of January 23, 2010, 2011 and 2012

December 20, 2017	December 20, 2007	25% vested; 25% on each of December 20, 2009, 2010 and 2011

November 14, 2017	November 14, 2007	25% vested; 25% on each of November 14, 2009, 2010 and 2011

September 14, 2016	September 14, 2006	50% vested; 25% on each of September 16, 2009 and 2010

August 29, 2016	August 29, 2006	50% vested; 25% on each of August 29, 2009 and 2010

May 5, 2016	May 5, 2006	75% vested; 25% on May 5, 2010

September 6, 2015	September 6, 2005	75% vested; 25% on September 6, 2009

 Options Exercised and Stock Vested in Fiscal Year 2009

        This table shows the number and value of stock options exercised by the named executive officers in Fiscal Year 2009 and the shares of restricted stock that vested in Fiscal Year 2009.

	Option		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Neal L. Goldberg	—	$—	83,333	$287,499

Matthew W. Appel	—	$—	—	$—

Theo Killion	—	$—	—	$—

William Acevedo	—	$—	—	$—

Gil Hollander	—	$—	1,500	$41,010

Rodney Carter	—	$—	—	$—

Cynthia T. Gordon	—	$—	2,500	$68,350

Steve Larkin	—	$—	2,500	$2,925

(1)
These amounts represent the fair market value of the shares acquired on vesting, based on the closing market price of the Company's Common Stock as reported on the New York Stock Exchange on the applicable vesting date.

Pension Benefits at Fiscal Year-End 2009

        In Fiscal Year 2007, the Company terminated its supplemental executive retirement plan through which eligible Company executives were provided with an opportunity to receive payments each year following retirement. The Company no longer maintains any executive retirement plans.

Potential Payments Upon a Termination or Change in Control

        Mr. Goldberg has an employment agreement that provides that in the event that the Company terminates Mr. Goldberg's employment (i) in connection with the Company's election of non-renewal of the term under his employment agreement or without "cause" or Mr. Goldberg terminates his employment for a "termination reason," he will be entitled to receive (1) an amount equal to the sum of two times his annual base salary as of the date of termination plus two times the average of the annual incentive bonus amount earned by him with respect to the three fiscal year period preceding the termination, and (2) continued coverage under various Company employee benefit plans for a period of up to 2 years. In the event of a termination of employment in connection with a change in control of the Company, he will be entitled to receive (1) an amount equal to the sum of three times his annual base salary as of the date of termination plus three times the average of the annual incentive bonus amount earned by him with respect to the three fiscal year period preceding the termination, (2) continued coverage under various Company employee benefit plans for a period of up to 3 years, and (3) vesting of all outstanding equity awards held by the employee.

        Each of the other named executive officers has an employment security agreement. Under the employment security agreements, if the employment of a participating employee is terminated by the Company without cause or by the employee with good reason, the employee will be entitled to receive (1) a payment ranging from one half to up to two times the employee's current annual base salary and average bonus or average target bonus over the prior three years and (2) continued coverage under various Company employee benefit plans for a period of up to 2 years. In the event of a termination of employment of a participating employee in connection with a change in control of the Company, the employee will be entitled to receive (1) a payment of up to three times the employee's current annual base salary and three times the employee's average earned bonus for the prior three years, (or target bonus in the case of one named executive officer), (2) continued coverage under various Company employee benefit plans for a period of up to 36 months, and (3) vesting of all outstanding equity awards held by the employee.

        Change in control related benefits are paid only in the event of a "double trigger" situation in which the change in control is followed by a qualifying termination of employment, defined to include involuntary termination without "cause" or a "qualifying voluntary termination" (which is labeled "good reason" in Mr. Goldberg's employment agreement), other than accelerated vesting of equity awards which occurs upon a change in control. Under Mr. Goldberg's employment agreement, such a termination must occur within 24 months following the change in control. Under the employment security agreements, the termination must occur within the period beginning six months prior to the change in control and ending 24 months after the change in control.

        Under Mr. Goldberg's employment agreement, if the payments he would receive upon a termination of employment would result in an excise tax (the "280G excise tax") then the Company will be required to make an additional gross-up payment to Mr. Goldberg. However, if the total payments to Mr. Goldberg would not be subject to the 280G excise tax if they were reduced by an amount that is less than 10% of portion treated as "parachute payments" under Section 280G of the Code, then the total payments to Mr. Goldberg will be reduced to the maximum amount that could be paid without giving rise to the 280G excise tax. Under the employment security agreements, if an officer would receive payments upon termination of employment that would result in a 280G excise tax, the payments to the officer upon termination of employment will be reduced to avoid the imposition of the 280G excise tax.

        For these purposes, a "change in control" includes: (1) the acquisition by any person of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more the Company's voting stock; (2) the majority of the Company's Board of Directors consists of individuals other than the Company's current directors or any new director whose election was supported by two-thirds of the directors who then comprise the Board; (3) the adoption of any plan of liquidation providing for a distribution of all or substantially all of the Company's assets; (4) the disposition of all or substantially all of the Company's assets or business through a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such transaction own in substantially the same proportion all of the voting stock of the surviving entity), the Company combines with another company and is the surviving corporation, but immediately after the combination, the stockholders of the Company immediately prior to the combination own 50% or less of the voting stock of the combined company.

        For these purposes, "cause" includes: (1) indictment for a felony or a crime involving moral turpitude; (2) commission of an act constituting fraud, deceit or material misrepresentation with respect to the Company; (3) recurrent use of alcohol or prescribed medications at work or otherwise or the use of any illegal substances, in any case resulting in impaired job performance as determined by the Company in its sole discretion; (4) embezzlement of Company assets or funds; or (5) commission of a negligent or willful act or omission, in the case of items (2), (4) or (5), that causes material detriment to the Company.

        For these purposes, a "qualifying voluntary termination" in connection with a change in control includes a voluntary termination after any of the following: (1) assignment to the executive officer of duties inconsistent with the executive officer's position or a reduction in duties; (2) a reduction of the executive officer's base salary or bonus eligibility; (3) movement of the Company's executive offices or a required relocation of the executive officer outside of the Dallas/Fort Worth, Texas area; (4) the Company's failure to continue in effect any Company sponsored 401 (k), incentive compensation or expense reimbursement plan that is in effect on the date of the change in control (or replacement plans that provide the same or more favorable benefits); (5) any material breach by the Company of the employment security agreement or (6) any failure by the Company to obtain the assumption of the employment security agreement by a successor company. In addition, "good reason" following a change in control under Mr. Goldberg's employment agreement includes: (i) the Company's failure to maintain certain employee benefit plans following a change in control; or (ii) any failure by a successor to the Company to assume the severance and change in control obligations of the Company following a change in control.

        In connection with the receipt of the benefits described above following a termination of employment, a named executive officer will be subject to customary non-competition and non-solicitation for a period of up to three years following termination of employment, as well as continuing confidentiality provisions.

        For a further discussion of the Company's severance and change in control benefits, including a discussion of the Company's reasons for providing such benefits, see "Compensation Discussion and Analysis—Severance and Change in Control Benefits," above.

        The following tables provide the potential payouts to each of Messrs. Goldberg, Appel, Killion, Acevedo and Hollander under various termination of employment scenarios, assuming each such officer's employment was terminated on July 31, 2009.

Neal L. Goldberg

Benefits and Payments	Termination For Cause	Voluntary Termination	Death	Disability	Termination without Cause or Qualifying Voluntary Termination	Change in Control Termination

Cash Severance	—	—	$1,025,000	$1,025,000	$3,206,250	$4,809,375

Accelerated vesting of:

Stock Options(1)	—	—	—	—	—	—

Time-Vesting RSU's	—	—	—	—	—	$986,669

Continuation of Benefits	—	—	—	$4,248	$8,496	$12,744

280G Gross-Up	—	—	—	—	—	—

Total:	—	—	$1,025,000	$1,029,248	$3,214,746	$5,808,788

(1)
As of July 31, 2009, the exercise price of all stock options held by Mr. Goldberg exceeded the closing price of the Common Stock. Accordingly, no amounts have been reflected with respect to the accelerated vesting of these stock options in the event of a change in control. See "Outstanding Equity Awards" above for a complete listing of the stock options held by Mr. Goldberg.

Matthew W. Appel

Benefits and Payments	Termination For Cause	Voluntary Termination	Death	Disability	Termination without Cause or Qualifying Voluntary Termination	Change in Control Termination

Cash Severance	—	—	$200,000	$200,000	$200,000	$1,200,000

Accelerated vesting of:

Stock Options	—	—	—	—	—	$191,000

Time-Vesting RSU's	—	—	—	—	—	$118,400

Continuation of Benefits	—	—	—	$2,570	$2,570	$15,420

Total:	—	—	$200,000	$202,570	$202,570	$1,524,820

Theo Killion

Benefits and Payments	Termination For Cause	Voluntary Termination	Death	Disability	Termination without Cause or Qualifying Voluntary Termination	Change in Control Termination

Cash Severance	—	—	$595,000	$595,000	$892,500	$1,785,000

Accelerated vesting of:

Stock Options(1)	—	—	—	—	—	—

Time-Vesting RSU's	—	—	—	—	—	$177,600

Continuation of Benefits	—	—	—	$6,764	$10,146	$20,292

Total:	—	—	$595,000	$601,674	$902,646	$1,982,892

(1)
As of July 31, 2009, the exercise price of all stock options held by Mr. Killion exceeded the closing price of the Common Stock. Accordingly, no amounts have been reflected with respect to the accelerated vesting of these stock options in the event of a change in control. See "Outstanding Equity Awards" above for a complete listing of the stock options held by Mr. Killion.

William Acevedo

Benefits and Payments	Termination For Cause	Voluntary Termination	Death	Disability	Termination without Cause or Qualifying Voluntary Termination	Change in Control Termination

Cash Severance	—	—	$450,000	$450,000	$675,000	$1,350,000

Accelerated vesting of:

Stock Options(1)	—	—	—	—	—	—

Time-Vesting RSU's	—	—	—	—	—	$88,800

Continuation of Benefits	—	—	—	$2,604	$3,906	$7,812

Total:	—	—	$450,000	$452,604	$678,906	$1,446,612

(1)
As of July 31, 2009, the exercise price of all stock options held by Mr. Acevedo exceeded the closing price of the Common Stock. Accordingly, no amounts have been reflected with respect to the accelerated vesting of these stock options in the event of a change in control. See "Outstanding Equity Awards" above for a complete listing of the stock options held by Mr. Acevedo.

Gil Hollander

Benefits and Payments	Termination For Cause	Voluntary Termination	Death	Disability	Termination without Cause or Qualifying Voluntary Termination	Change in Control Termination

Cash Severance	—	—	$475,000	$475,000	$1,018,076	$2,280,000

Accelerated vesting of:

Stock Options(1)	—	—	—	—	—	—

Time-Vesting RSU's	—	—	—	—	—	$47,360

Performance-Based RSU's	—	—	—	—	—	—

Continuation of Benefits	—	—	—	$6,764	$13,528	$20,292

Total:	—	—	$475,000	$481,764	$1,031,604	$2,347,652

(1)
As of July 31, 2009, the exercise price of all stock options held by Mr. Hollander exceeded the closing price of the Common Stock. Accordingly, no amounts have been reflected with respect to the accelerated vesting of these stock options in the event of a change in control. See "Outstanding Equity Awards" above for a complete listing of the stock options held by Mr. Hollander.

Other Compensation

        On January 20, 2009, Rodney Carter, former Executive Vice President, Chief Administrative Officer and Chief Financial Officer left the Company effective immediately. On February 11, 2009, the Company entered into a Separation and Release Agreement with Mr. Carter. As provided in Mr. Carter's employment security agreement, (1) Mr. Carter is entitled to receive severance pay of $952,543, with such amount payable in equal monthly installments over a 24 month period; provided that all unpaid portions of such severance pay will be distributed to Mr. Carter in a lump sum payment on the payroll date immediately preceding March 15, 2010, (2) for a period of two years following his termination of employment, he was eligible to continue medical insurance coverage at rates then applicable to employees for such coverage; provided that the Company's obligation to make such coverage available will terminate in the event reasonably comparable benefits are made available to Mr. Carter in connection with any other employment, consultancy or other arrangement undertaken by Mr. Carter, and (3) he was entitled to receive outplacement services for a period of three months following the termination of employment. In addition, under the terms of the employment security agreement, Mr. Carter has agreed to certain non-competition and non-solicitation provisions for a period of two years following the end of his employment with the Company.

        On June 4, 2009, Steve Larkin, former Executive Vice President, Chief Marketing and E-Commerce Officer of the Company left the Company effective immediately. On June 25, 2009, the Company, entered into a Separation and Release Agreement with Mr. Larkin. As provided in Mr. Larkin's employment security agreement, (1) Mr. Larkin is entitled to receive severance pay of $651,693, with such amount payable in equal monthly installments over an 18 month period; provided that all unpaid portions of such severance pay will be distributed to Mr. Larkin in a lump sum payment on the payroll date immediately preceding March 15, 2010, (2) for a period of 18 months following his termination of employment, he will be eligible to continue medical insurance coverage at rates then applicable to employees for such coverage; provided that the Company's obligation to make such coverage available will terminate in the event reasonably comparable benefits are made available to Mr. Larkin in connection with any other employment, consultancy or other arrangement undertaken by Mr. Larkin, and (3) he was entitled to receive outplacement services for a period of three months following ther termination of employment. In addition, under the terms of the employment security agreement, Mr. Larkin has agreed to certain non-competition and non-solicitation provisions for a period of 18 months following the end of his employment with the Company.

        On June 24, 2009, Cynthia T. Gordon resigned as Senior Vice President and Controller of the Company, effective June 30, 2009. In July 2009, the Company, entered into a Separation and Release Agreement with Ms. Gordon. Under the terms of the Separation and Release Agreement, Ms. Gordon received severance pay of $31,225 and a consulting fee of $31,225. Under the terms of the Separation and Release Agreement, Ms. Gordon agreed to remain available at the Company's request during regular business hours for a period of two months following the end of her employment with the Company for the purpose of consultation with the Company regarding business and other matters that were within the scope of her previous employment. In addition, Ms. Gordon agreed to certain non-competition and non-solicitation provisions for a period of 6 months following the end of her employment with the Company.

DIRECTOR COMPENSATION

        The following table summarizes total compensation awarded to, earned by or paid to each of the Company's directors during Fiscal Year 2009, other than Mr. Goldberg, whose compensation is included in the Summary Compensation Table above.

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

J. Glen Adams	$76,250	$50,447	$29,732	—	—	—	$156,428

Yuval Braverman	$62,167	$47,295	$3,015	—	—	—	$112,477

Richard C. Breeden(3)	$48,750	$48,189	$3,432	—	—	—	$100,371

James M. Cotter(3)	$60,250	$48,189	$3,432	—	—	—	$111,871

John B. Lowe, Jr.	$106,000	$44,197	$25,557	—	—	—	$175,753

Thomas C. Shull	$62,250	$50,447	$26,485	—	—	—	$139,181

Charles M. Sonsteby	$94,250	$50,447	$15,758	—	—	—	$160,455

David M. Syzmanski	$78,000	$44,197	$25,557	—	—	—	$147,753

(1)
Represents amounts recognized for financial reporting purposes in the Company's consolidated financial statements for Fiscal Year 2009 in accordance with SFAS 123R with respect to (1) shares of restricted stock granted beginning November 2006 through January 2008, (2) an annual grant of 4,902 restricted stock units to each director in November 2008 and (3) deferred stock units issued to certain directors in lieu of the quarterly cash retainer fee. Each restricted stock grant vests as to 100% of the shares covered thereby on the first anniversary of the date of grant. The restricted stock units will vest as to 100% of the shares covered thereby on the first anniversary of the grant date. Upon vesting, the holder of the restricted stock unit is entitled to receive one share of the Company's common stock per restricted stock unit. At the election of the Company, holders may receive a cash payment in lieu of shares of the Common Stock. In addition, recipients of the restricted stock units were permitted to make an election to defer delivery of any shares payable upon vesting of the restricted stock units until the date that is six months following his separation from service with the Company. The deferred stock units vest immediately upon grant. The holder will be entitled to receive one share of the Company's common stock per deferred stock unit, unless the Company elects to make a cash payment in lieu of shares of the Common Stock. Each holder of the deferred stock units has elected to defer delivery of any shares payable under the deferred stock units until the date that is six months following his separation from service with the Company.

See "Capital Stock—Incentive Stock Plan" in the notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended July 31, 2009 for a description of assumptions made by the Company in valuing the restricted stock, the restricted stock units and the deferred stock units. In accordance with SFAS 123R, the grant date fair value for the Fiscal Year 2009 restricted stock unit awards to each director was $50,000. In accordance with SFAS 123R, the grant date fair value for the Fiscal Year 2009 grant of 5,000 deferred stock units to each of Messrs. Adams, Breeden, Cotter, Shull and Sonsteby in lieu of retainer fees was $6,250.

(2)
Represents amounts recognized for financial reporting purposes in the Company's consolidated financial statements for Fiscal Year 2009 in accordance with SFAS 123R with respect to stock options granted beginning November 2004 through June 2008. Stock options have a term of 10 years and become exercisable in equal increments of 25% per year beginning one year from the grant date. See "Capital Stock—Incentive Stock Plan" in the notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended July 31, 2009 for a description of assumptions made by the Company in valuing the stock options. No stock option grants were made to the directors in Fiscal Year 2009.

(3)
Under the governing documents of Breeden Partners and related investment funds, compensation received by Messrs. Breeden and Cotter for service as directors of the Company is turned over to the investment funds. Messrs. Breeden and Cotter have no interest in such compensation other than to the extent of their pro rata ownership interest in the investment funds.

Summary of Director Compensation

        During Fiscal Year 2009, each non-employee director of the Company received quarterly retainer fees of $10,000. The Chairman of the Audit Committee of the Board of Directors received an additional annual retainer fee of $20,000. All other Committee Chairmen received an additional annual retainer fee of $10,000. Each non-employee director received a $1,500 fee for each Board of Directors meeting attended in person and a $1,000 fee for each Board of Directors meeting attended by telephone. Also, each Committee member received $1,500 for each Committee meeting attended in person and $1,000 for each Committee meeting attended by telephone. Non-employee directors also received an annual award of restricted stock units (4,902) with a grant date fair value of $50,000 under the Zale Corporation Non-Employee Directors Equity Compensation Plan. The annual restricted stock unit grants vest one year after the date of receipt.

        Non-employee directors are permitted to elect to defer delivery of shares upon vesting of restricted stock units and may elect to receive deferred stock units in lieu of payment of the quarterly retainer fee of $10,000. Each director who has made a deferral election with respect to the annual retainer grant has elected to defer delivery of any shares until six months following separation from service with the Company. With respect to quarterly retainer fees, each deferred stock unit vests immediately upon receipt. The holder is entitled to receive one share of the Company's common stock per deferred stock unit, unless the Company elects to make a cash payment in lieu of shares of the Common Stock. Each holder of deferred stock units has elected to defer delivery of any shares payable under the deferred stock units until the date that is six months following his separation from service with the Company.

Director Indemnification Arrangements

        The Company has entered into indemnification agreements with each of the directors of the Company, agreeing to indemnify such persons against expenses, judgments, fines and amounts paid in settlement of, or incurred in connection with, any threatened, pending or completed action, suit or proceeding in which the director was or is, or is threatened to be made, a party by reason of his or her service as a director, officer, employee or agent of the Company, provided that the director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, provided he or she had reasonable cause to believe such actions were lawful. Each indemnification agreement also provides for the advance of expenses incurred by the director in defending any proceeding. The Company expects to enter into similar agreements with new directors elected in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Compensation Committee is made up of non-employee directors who have neither served as officers of nor been employed by the Company or any of its subsidiaries or affiliates. None of the Company's executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of any class of the Company's equity securities, to file with the SEC initial reports ("Form 3") of beneficial ownership and reports of changes ("Form 4" and "Form 5") in beneficial ownership of Common Stock and other equity securities of the Company. Executive officers, directors and beneficial owners of greater than ten percent (10%) of the outstanding Common Stock are required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, all of the Company's executive officers, directors and beneficial owners of greater than ten percent (10%) of the outstanding Common Stock complied with the Section 16(a) filing requirements for Fiscal Year 2009.

 AUDIT COMMITTEE REPORT

        The members of the Audit Committee are Charles M. Sonsteby, J. Glen Adams and John B. Lowe, Jr. The Board of Directors has determined that during Fiscal Year 2009, each member of the Audit Committee was independent under the rules of the NYSE and that each current member is independent. The Audit Committee acts under a written charter adopted by the Board of Directors that sets forth its responsibilities and duties as well as requirements for the Audit Committee's composition and meetings. A copy of the charter is available on the Company's corporate web site at www.zalecorp.com under the heading "Corporate and Social Responsibility."

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended July 31, 2009.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants ("AICPA"), and as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board of the AICPA, which has been adopted by the PCAOB in Rule 3600T, and has discussed with the auditors their independence. The Audit Committee has also considered the fees billed by Ernst & Young LLP during the last fiscal year for audit and non-audit services to the Company, which are set forth below, and has determined that the provision of the non-audit services are compatible with the firm's independence.

        Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2009, for filing with the SEC.

        The foregoing report is furnished by the members of the Audit Committee:

                        Charles M. Sonsteby, Chairman
                        J. Glen Adams
                        John B. Lowe, Jr.

        The information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Change of Independent Registered Public Accounting Firm

        On May 1, 2008, the Company engaged Ernst & Young to serve as the Company's independent public accountants for the fiscal year ending July 31, 2008, following KPMG LLP's ("KPMG") completion of its review of the Company's interim financial information as of and for the three-month and nine-month periods ended April 30, 2008, which review was completed on June 6, 2008. The decision to change accountants was approved by the Audit Committee of the Board of Directors.

        During the two fiscal years ended July 31, 2007 and July 31, 2006, and the subsequent interim period through June 12, 2008, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) except as noted below, reportable events (as defined in Item 304(01)(v) of Regulation SK).

        The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended July 31, 2007, and 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of July 31, 2007, and on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of July 31, 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG's report indicates that the Company did not maintain effective internal control over financial reporting as of July 31, 2006, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain effective policies and procedures to ensure the accounting for certain derivative financial instrument was in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Specifically, the Company had inadequate policies and procedures in place to ensure compliance with the documentation requirements of SFAS 133 at inception of the hedge relationship and failed to properly assess effectiveness and measure ineffectiveness at inception and on a quarterly basis. In addition, the Company did not have resources with sufficient technical experience related to the application of the provisions of SFAS 133. These deficiencies resulted in errors related to the recognition and classification of gains and losses on certain derivative financial instruments in the Company's financial statements. These deficiencies also resulted in more than a remote likelihood that a material misstatement of the annual or interim financial statements would not be prevented or detected. The Company confirms that KPMG discussed the material weakness with the Audit Committee and that the Company authorized KPMG to discuss the material weakness with Ernst & Young.

        During the fiscal years ended July 31, 2007 and July, 31 2006, and prior to engaging Ernst & Young, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's Consolidated Financial Statements, or any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K) or a "reportable event."

        KPMG was provided with a copy of the above disclosures, also set forth in the Company's Current Report on Form 8-K, as amended and filed with the SEC on June 12, 2008, and was requested to furnish the Company with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. KPMG's letter was filed as an Exhibit 16.2 to the Form 8-K, as amended.

Independent Registered Public Accounting Firm

        Audit Fees.    Audit fees billed by Ernst & Young totaled $1,586,350 in Fiscal Year 2009 and $1,226,500 in Fiscal Year 2008. Audit fees include fees associated with the annual audits of the Company's consolidated financial statements, reviews of the Company's quarterly reports on Form 10-Q, and the statutory audits of the financial statements of the Company's insurance subsidiaries.

        Audit-Related Fees.    Audit-related fees billed by Ernst & Young totaled $209,000 in Fiscal Year 2009 and $248,442 in Fiscal Year 2008. Audit-related fees include fees associated with the annual audits of the financial statements of certain employee benefit plans.

        Tax Fees.    Fees billed by Ernst & Young for tax services were $87,693 in Fiscal Year 2009 and $83,071 in Fiscal Year 2008. These fees related to tax compliance.

        All Other Fees.    No other fees were billed by Ernst & Young for other services not included above in Fiscal Year 2009 or Fiscal Year 2008.

        In addition to retaining Ernst & Young to audit the Company's consolidated financial statements in Fiscal Year 2009, the Company retained Ernst & Young and other accounting and consulting firms to provide advisory, auditing and consulting services in Fiscal Year 2009. The Company's Audit Committee pre-approves all non-audit work performed by Ernst & Young on an item-by-item basis, such as assistance with day-to-day federal, state and international tax issues, as well as compensation and employee benefit issues. In the case of such tax-related services, those members of the Company's management team responsible for engaging Ernst & Young to perform such services must report specific engagements to the Audit Committee at each meeting of the Audit Committee.

 PROPOSAL NO. 2:

APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY'S
PAY-FOR-PERFORMANCE POLICIES AND PROCEDURES

        The Board of Directors believes that the Company's compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. The Board of Directors also believes that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, the Board of Directors has decided to voluntarily provide shareholders with the right to cast an advisory vote on the Company's compensation program at the Annual Meeting.

        This proposal, commonly known as a "say-on-pay" proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

  "Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company (together with the accompanying narrative disclosure), as described in the Compensation Discussion and Analysis and the tabular disclosure contained in the Company's Proxy Statement for its 2009 Annual Meeting regarding named executive officer compensation."

        Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

        The Board of Directors recommends a vote "FOR" approval of this resolution.

 PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has served as the Company's independent public accounting firm since May 2008, and has been reappointed by the Audit Committee to serve as the Company's independent registered public accounting firm for the upcoming fiscal year. The Company has been advised that no member of Ernst & Young LLP or any of its associates has any financial interest in the Company or its affiliates. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will be available at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of Ernst & Young LLP, if desired.

        Although not formally required, the appointment of the independent registered public accounting firm has been directed by the Audit Committee and the Board of Directors to be submitted to the stockholders for ratification as a matter of sound corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm. If the stockholders ratify the appointment, the Audit Committee, in its sole discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the upcoming fiscal year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the stockholders at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the named proxies in the accompanying proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES

        The Bylaws of the Company provide that any stockholder of record who is entitled to vote for the election of directors at a meeting called for that purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

        As described more fully in the Company's Bylaws, a stockholder desiring to nominate a person for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth (i) as to each person who the stockholder proposes to nominate, all information required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and address of such stockholder as it appears on the Company's books and (B) the class and number of shares of the Company that are owned of record by such stockholder. See "Stockholder Proposals" below for additional requirements. In lieu of directly nominating a candidate for consideration by stockholders at an annual meeting, stockholders may recommend individuals to the Nominating and Corporate Governance Committee for inclusion in the Board of Directors slate of nominees. See "Nominating Procedures" above.

STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8(e) promulgated under the Exchange Act, stockholder proposals to be included in the Company's proxy statement relating to the 2010 Annual Meeting of Stockholders of the Company must be a subject for proper inclusion therein and must be received by no later than July 9, 2010, at the Company's principal executive offices, 901 West Walnut Hill Lane, Irving, Texas 75038-1003, Attention: Legal Department. Any proposal submitted after this date will be considered untimely.

        Pursuant to the Company's Bylaws, to be timely, notice of business to be brought before an annual or special meeting of stockholders or notice by a stockholder of nominations for election of a director at a meeting of stockholders must be delivered to the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the meeting. If less than 70 days notice or prior public disclosure is provided for an annual meeting of stockholders, notice of business or notice of a director nomination for such meeting must be provided at least 60 days prior to the first anniversary of the prior year's annual meeting of stockholders. The obligation of stockholders to comply with the foregoing Bylaw provision is in addition to the requirements of the proxy rules. Stockholders of the Company who intend to nominate candidates for election as a director or to bring business before a meeting of stockholders must also comply with other applicable procedures set forth in the Company's Bylaws. See "Stockholder Nomination of Director Candidates." The Company will furnish copies of such Bylaw provisions upon written request to the Secretary of the Company at the aforementioned address.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        The Company will provide to any stockholder, free of charge, upon written request of such stockholder, a copy of the Annual Report on Form 10-K for the fiscal year ended July 31, 2009, as filed with the SEC. Such requests should be addressed to Zale Corporation, 901 West Walnut Hill Lane, Irving, Texas 75038-1003, Attention: Investor Relations. The Company's Form 10-K and Annual Report is available online at www.zalecorp.com under "Shareholder Information" then "SEC Filings," or at

www.sec.gov under "Filings and Forms (EDGAR)." The Form 10-K and Annual Report is being delivered with this Proxy Statement as well.

HOUSEHOLDING

        As permitted under the Exchange Act, only one (1) copy of this Proxy Statement and the Annual Report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of this Proxy Statement.

        The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement and the Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by phone at (972) 580-5047 or by mail to Zale Corporation, Investor Relations, 901 West Walnut Hill Lane, Irving, Texas 75038-1003, or by e-mail to ir@zalecorp.com. Stockholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact Investor Relations at the address, telephone number and e-mail address above to request multiple copies of the Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact Investor Relations at the address, telephone number and e-mail address above to request that only a single copy of the Proxy Statement by mailed in the future.

        The foregoing Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board of Directors.

                                                                                          Hilary Molay

                                                                                          Senior Vice President, General Counsel and Secretary

ATTN: INVESTOR RELATIONS
MS 613-0
IRVING, TX 75038

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 6, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 6, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ZLCRP1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ZALE CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	To elect eight directors for terms that will expire at the 2010 Annual Meeting of Stockholders;	☐	☐	☐

Nominees:
01) Yuval Braverman	05) John B. Lowe, Jr.
02) Richard C. Breeden	06) Thomas C. Shull
03) James M. Cotter	07) Charles M. Sonsteby
04) Neal L. Goldberg	08) David M. Szymanski

Vote on Proposals		For	Against	Abstain
2.	To approve an advisory proposal of the Company's Executive pay-for-performance policies and procedures;	☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010; and	☐	☐	☐
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting, including any adjournments or postponement thereof.

This proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. No proposal above is conditioned on or related to any other proposal.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ZALE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 7, 2009

The stockholder(s) hereby appoint(s) Neal L. Goldberg and Hilary Molay, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Zale Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern time on December 7, 2009, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, and any adjournment or postponement thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR APPROVAL OF THE ADVISORY PROPOSAL ON THE COMPANY'S EXECUTIVE PAY-FOR-PERFORMANCE POLICIES AND PROCEDURES, FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES, ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ATTN: INVESTOR RELATIONS
MS 613-0
IRVING, TX 75038

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 6, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 6, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ZLCRP3	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ZALE CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	To elect eight directors for terms that will expire at the 2009 Annual Meeting of Stockholders;	☐	☐	☐

Nominees:
01) Yuval Braverman	05) John B. Lowe, Jr.
02) Richard C. Breeden	06) Thomas C. Shull
03) James M. Cotter	07) Charles M. Sonsteby
04) Neal L. Goldberg	08) David M. Szymanski

Vote on Proposals		For	Against	Abstain
2.	To approve an advisory proposal of the Company's Executive pay-for-performance policies and procedures;	☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010; and	☐	☐	☐
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting, including any adjournments or postponement thereof.

This proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. No proposal above is conditioned on or related to any other proposal.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

November 3, 2009

Re:    Zale Corporation Savings & Investment Plan Trust (the "Plan")

Dear Plan Participant:

The Annual Meeting of Stockholders of Zale Corporation is scheduled for December 7, 2009.

As a participant in the above Plan, you have the right to direct Fidelity Management Trust Company, as the Plan Trustee, as to how to vote the shares of Zale Corporation allocated to this Plan account. The Trustee will vote the shares as to which no directions are given in the same proportions as it votes the shares as to which it has received such direction. The number of shares you are eligible to vote is based on the balance in the Plan on November 2, 2009, the record date for the determination of stockholders eligible to vote.

Your instructions to the Trustee are confidential and will be known only by Fidelity Management Trust Company.

If, in addition to this Plan participation, you own stock directly in your own name or indirectly through a bank or broker, you will receive a separate mailing. Please be sure to respond to each Proxy or Voter Instruction Card individually. You can cast your vote by one of the following methods: phone, Internet or mail. When voting by phone or Internet, you do not need to send in the proxy card.

We encourage you to exercise your voting rights under the Plan. Please review the enclosed documents carefully before deciding how to vote the shares. Because the shares in the Plan are registered in the name of Fidelity Management Trust Company, as the Plan Trustee, you will not be able to vote the shares in the Plan in person at the meeting on December 7, 2009. Please respond to your Voter Instruction Card as soon as possible. Instructions received after 9:00 a.m. Eastern Standard time on December 4, 2009 will not be counted.

Sincerely,

Fidelity Management Trust Company,
Trustee of the Zale Corporation Savings & Investment Plan Trust

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ZALE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 7, 2009

The stockholder(s) hereby appoint(s) Neal L. Goldberg and Hilary Molay, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Zale Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern time on December 7, 2009, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, and any adjournment or postponement thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY PROPOSAL ON THE COMPANY'S EXECUTIVE PAY-FOR-PERFORMANCE POLICIES AND PROCEDURES, FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES, ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

VOTING REQUIREMENTS
OUTSTANDING VOTING SECURITIES OF THE COMPANY AND PRINCIPAL HOLDERS THEREOF
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION Summary Compensation Table
Options Exercised and Stock Vested in Fiscal Year 2009
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2: APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY'S PAY-FOR-PERFORMANCE POLICIES AND PROCEDURES
PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES
STOCKHOLDER PROPOSALS
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
HOUSEHOLDING